Exhibit 10.1

STERLING NATIONAL BANK

LOAN AND SECURITY AGREEMENT

BY AND AMONG

THE LENDERS THAT ARE PARTIES HERETO

(AS THE LENDERS)

STERLING NATIONAL BANK

(AS LENDER AND AS THE AGENT)

AMERI AND PARTNERS INC

AND

BELLSOFT, INC.

(AS THE BORROWERS)

AMERI HOLDINGS, INC.

LINEAR LOGICS, CORP.

AND

WINHIRE INC

(AS THE GUARANTORS)

AND

IYENGAR GIRI DEVANUR SAMPATH

(AS THE VALIDITY GUARANTOR)

DATED: JULY 1, 2016

TABLE OF CONTENTS

1.	THE LOANS		1
	1.1	Revolving Loans	1
	1.2	Term Loan	1
	1.3	Procedure for Borrowing Revolving Loans	2
	1.4	Payments	9
	1.5	Revolving Loan Account	11
	1.6	Interest	11
	1.7	Maturity Date	12
	1.8	Overadvances	12
	1.9	Monthly Statement and Automatic Charges	13
	1.10	Fees	13
	1.11	Computations of Interest and Fees	13
	1.12	Increased Costs; Capital Requirements	13
	1.13	Taxes	14
	1.14	Initial Conditions to Credit Extensions	15
	1.15	Subsequent Conditions to Credit Extensions	15
	1.16	Letters of Credit	15
2.	GRANT OF SECURITY INTEREST and Collateral matters		18
	2.1	Grant of Security Interest	18
	2.2	Borrowing Base	18
	2.3	[RESERVED]	19
	2.4	Records	19
	2.5	Legends	19
	2.6	Inspection	19
	2.7	Purchase Money Security Interests	19
	2.8	Search Reports and Credit Reports	19
	2.9	Further Assurances	19
3.	REPRESENTATIONS AND WARRANTIES		20
	3.1	Organization and Qualification	20
	3.2	Authorization; Enforceability	20
	3.3	Subsidiaries	20
	3.4	Title to Properties; Absence of Liens and Claims	21
	3.5	Places of Business	21
	3.6	Validity and Perfection of Security Interest	21
	3.7	Governmental Approvals; No Conflicts	21
	3.8	Permits	21
	3.9	Litigation and Environmental Matters	22
	3.10	Investment Company Status	22
	3.11	Compliance with Law and Agreements	22
	3.12	Financial Statements	22
	3.13	Accounts and Contract Rights	22
	3.14	Title to Collateral	22
	3.15	Location of Collateral	23
	3.16	Loan Party Taxes	23
	3.17	Federal Reserve Regulations	23
	3.18	Labor Matters	23
	3.19	Insurance	23
	3.20	Solvency	23
	3.21	Disclosure	23

i

	3.22	ERISA	24
4.	AFFIRMATIVE COVENANTS		24
	4.1	Payments and Performance	24
	4.2	Books and Records; Inspection	25
	4.3	Financial Statements and Reporting	25
	4.4	Maintenance of Existence; Conduct of Business	25
	4.5	Compliance with Law	25
	4.6	Notice to Account Debtors	25
	4.7	Solvency	25
	4.8	Operating and Deposit Accounts	25
	4.9	Payment of Loan Party Taxes, Accounts Payable and Other Obligations	25
	4.10	Maintenance of Collateral	25
	4.11	Insurance	26
	4.12	Notification of Material Events	26
	4.13	Lien Law	27
	4.14	Environmental	27
	4.15	Third Parties	27
	4.16	Use of Proceeds	27
	4.17	Establishment of Lock Box and Blocked Account	27
	4.18	Customer Invoices	28
5.	NEGATIVE COVENANTS		28
	5.1	Financial Covenants	28
	5.2	Indebtedness	28
	5.3	Liens	29
	5.4	Fundamental Changes	29
	5.5	Investments, Loans, Advances, Guarantees and Acquisitions	29
	5.6	Asset Sales	30
	5.7	Sale-and-Leaseback Transactions	30
	5.8	Restricted Payments	30
	5.9	Transactions with Affiliates	31
	5.10	Restrictive Agreements	31
	5.11	Amendment of Material Documents	31
	5.12	Lines of Business	31
	5.13	Accounting Changes	31
	5.14	Hedging Agreements	31
6.	DEFAULT		32
	6.1	Default	32
	6.2	Acceleration	34
	6.3	Power of Attorney	35
	6.4	Nonexclusive Remedies	35
	6.5	Reassignment to Entity Loan Party	36
7.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		36
	7.1	Assignments and Participations	36
	7.2	Successors	39
8.	AMENDMENTS; WAIVERS		39
	8.1	Amendments and Waivers	39
	8.2	Replacement of Certain Lenders	41
	8.3	No Waivers; Cumulative Remedies	41
9.	AGENT; THE LENDER GROUP		42
	9.1	Appointment and Authorization of the Agent	42

	9.2	Delegation of Duties	42
	9.3	Liability of the Agent	42
	9.4	Reliance by the Agent	43
	9.5	Notice of Default or Event of Default	43
	9.6	Credit Decision	43
	9.7	Costs and Expenses; Indemnification	44
	9.8	The Agent in Individual Capacity	44
	9.9	Successor Agent	44
	9.10	Lender in Individual Capacity	45
	9.11	Collateral Matters	45
	9.12	Restrictions on Actions by Lenders; Sharing of Payments	46
	9.13	Agency for Perfection	47
	9.14	Payments by the Agent to the Lenders	47
	9.15	Concerning the Collateral and Related Loan Documents	47
	9.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	47
	9.17	Several Obligations; No Liability\	48
10.	MISCELLANEOUS		48
	10.1	Waivers	48
	10.2	Severability	48
	10.3	Deposit Collateral	48
	10.4	Indemnification	49
	10.5	Costs and Expenses	49
	10.6	Counterparts	49
	10.7	Complete Agreement	50
	10.8	Binding Effect of Agreement	50
	10.9	The Lender Group’s Liability for Collateral	50
	10.10	Bank Product Providers	50
	10.11	Terms of Agreement	50
	10.12	Notices	51
	10.13	Governing Law	52
	10.14	Reproductions; Disclosures	52
	10.15	Completing and Correcting this Agreement	52
	10.16	ADDITIONAL WAIVERS	52
	10.17	Jurisdiction and Venue	52
	10.18	JURY WAIVER	52
	10.19	Joint and Several	53
	10.20	Construction	53
	10.21	USA Patriot Act Notice	53
	10.22	Foreign Asset Control Regulations	54
	10.23	Confidentiality; Sharing Information	54
	10.24	Electronic Execution of Documents	54
	10.25	Administrative Borrower	54

EXHIBITS

A – Form of Assignment and Acceptance Agreement

B – Form of Borrowing Base Certificate

C – Form of Compliance Certificate

ANNEXES

1 - Definitions

2 – Schedule of Facility Information (including fees, financial reporting and financial covenants)

 STERLING NATIONAL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into at New York, New York, as of July 1, 2016, by and among AMERI AND PARTNERS INC, a Delaware corporation having its chief executive offices located at 100 Canal Pointe Blvd., Princeton, New Jersey 08540 (“Partners”); BELLSOFT, INC., a Georgia corporation having its chief executive offices located at 3545 Cruse Road, Lawrenceville, Georgia 30044  (“Bellsoft” and together with Partners and each other Person joined hereto from time to time as a borrower, collectively, jointly and severally, the “Borrowers”); AMERI HOLDINGS, INC., a Delaware corporation having its chief executive offices located at 100 Canal Pointe Blvd., Princeton, New Jersey 08540 (“Parent”); LINEAR LOGICS, CORP., a Pennsylvania corporation having its chief executive offices located at 100 Canal Pointe Blvd., Princeton, New Jersey 08540 (“Linear Logics”); WINHIRE INC, a Delaware corporation having its chief executive offices located at 100 Canal Pointe Blvd., Princeton, New Jersey 08540 (“Winhire” and together with Parent, Linear Logics and each other Person joined hereto from time to time as a guarantor, collectively, the “Guarantors”); IYENGAR GIRI DEVANUR SAMPATH, residing at 12205 Winterberry Way, Princeton New Jersey 08540 (“Giri”); the lenders which are now or which hereafter become a party hereto (collectively, the “Lenders”); and STERLING NATIONAL BANK, a national banking association, with an address at 310 Crossways Park Drive, Woodbury, New York 11797 (“Sterling,” and as agent for the Lenders, the “Agent”).

FOR VALUE RECEIVED, and in consideration of the granting by the Agent and the Lenders of financial accommodations to or for the benefit of the Borrowers, including without limitation respecting the Obligations, each Entity Loan Party represents and agrees with the Agent and the Lenders, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1.           THE LOANS

1.1           Revolving Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, each Lender with a Revolver Commitment (severally, not jointly or jointly and severally), absent the occurrence of a Default or an Event of Default, may, at Agent’s sole discretion, make revolving loans to the Borrowers (the “Revolving Loans”) in an amount not to exceed the lesser of (a) such Lender’s Revolver Commitment or (b) such Lender’s Pro Rata Share of an amount equal to the lesser of the Borrowing Base of the Borrowers and the Maximum Revolver Amount.  Notwithstanding anything to the contrary contained herein, (i) the Revolver Usage of any Borrower shall not, at any time, exceed the lesser of (A) such Borrower’s Borrowing Base, and (B) the Maximum Revolver Amount minus the aggregate Revolver Usage of all other Borrowers, and (ii) the Revolver Usage of all Borrowers shall not, at any time, exceed the lesser of (A) the aggregate Borrowing Base of all Borrowers, and (B) the Maximum Revolver Amount.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and re-borrow Revolving Loans.

1.2           Term Loan.

(a)
Subject to the terms and conditions of this Agreement and the other Loan Documents, on the Term Loan Funding Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (the “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount.  Amounts repaid with respect to the Term Loan may not be re-borrowed.

(b)	Borrowers shall repay the aggregate outstanding principal amount of the Term Loan to the Lenders with a Term Loan Commitment on the dates and in the amounts set forth in Annex 2.

(c)
Borrowers may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part, without premium or penalty.  Any prepayment of the Term Loan shall be applied first to the principal amount thereof payable on the Term Loan Maturity Date and then to installments of principal due thereon, in inverse order of maturity.  All prepayments of the Term Loan shall be accompanied by all accrued interest on the amount prepaid and all other accrued and unpaid fees.

1.3           Procedure for Borrowing Revolving Loans.

(a)
A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Administrative Borrower shall give the Agent notice, no later than 11:00 A.M. (New York time) (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of all other requests, in which notice the Administrative Borrower shall specify the amount of the proposed Revolving Loan (allocated to each Borrower based on such Borrower’s availability to borrow pursuant to its individual Borrowing Base) and the proposed Funding Date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default.  Each check presented for payment against the Borrowers’ respective controlled disbursement accounts, if any, at the Agent and any other charge or request for payment against such controlled disbursement accounts shall constitute a request for a Revolving Loan.  As an accommodation to the Borrowers, the Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Agent by the Administrative Borrower.  Unless the Administrative Borrower specifically directs the Agent in writing not to accept or act upon telephonic or electronic communications from the Borrowers, the Agent shall have no liability to the Borrowers for any loss or damage suffered by the Borrowers as a result of the Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to the Agent by the Administrative Borrower and the Agent shall have no duty to verify the origin or authenticity of any such communications or the authority of the Person sending it.

The Borrowers hereby irrevocably authorize the Agent and the Lenders to disburse the proceeds of each Revolving Loan requested by the Administrative Borrower as follows:  the proceeds of each Revolving Loan requested under Section 1.3(a) shall be disbursed by the Agent and the Lenders in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from the Administrative Borrower, and in the case of each subsequent borrowing, by credit to the Designated Account or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Administrative Borrower and the Agent from time to time, or elsewhere if pursuant to a written direction from the Administrative Borrower.

(b)
Making of Swing Loans.  In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed the Maximum Swing Loan Amount, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender may, in its sole discretion, make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 1.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to the Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 1.15) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 1.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 1.15 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 1.15 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by the Collateral, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans.

(c)	Making of Revolving Loans.

(i)
In the event that Swing Lender has not elected to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 1.3(a), the Agent shall notify the Lenders by telecopy, telephone, email or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is one (1) Business Day prior to the requested Funding Date.  If the Agent has notified the Lenders of a requested Borrowing prior to 4:00 p.m. (New York Time) on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the Agent’s Account, not later than 12:00 Noon on the Business Day that is the requested Funding Date.  After the Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, the Agent shall make the proceeds thereof available to the Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by the Agent to the Designated Account; provided, that, subject to the provisions of Section 1.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 1.15 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)
Unless the Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which the Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to the Agent for the account of a Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, the Agent may assume that each Lender has made or will make such amount available to the Agent in immediately available funds on the Funding Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to the Agent in immediately available funds and if the Agent has made available to a Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for the Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to the Agent in immediately available funds as and when required hereby and if the Agent has made available to a Borrower such amount, then that Lender shall be obligated to immediately remit such amount to the Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 1.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to the Agent, then such payment to the Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify the Administrative Borrower of such failure to fund and, upon demand by the Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)
Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 1.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 1.15 are not satisfied, the Agent hereby is authorized by the Borrowers and the Lenders, from time to time, in the Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, the Borrowers, on behalf of the Lenders with a Revolver Commitment, that the Agent, in its sole discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 1.3(d)(i) shall be referred to as “Protective Advances”).  Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed the greater of (A) $800,000 and (B) an amount equal to ten percent (10%) of the Maximum Revolver Amount.

(ii)
Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 1.3(d)(iv), the Lenders hereby authorize the Agent or Swing Lender, as applicable, and the Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to the Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $500,000, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees or expenses) does not exceed the Maximum Revolver Amount.  In the event the Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees or expenses) unless the Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and the Agent and are not meant for the benefit of any Borrower, which shall continue to be bound by the provisions of Section 1.8.  Each Lender with a Revolver Commitment shall be obligated to settle with the Agent as provided in Section 1.3(e) (or Section 1.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by the Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 1.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees or expenses.

(iii)
Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to the Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.  The provisions of this Section 1.3(d) are for the exclusive benefit of the Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower (or any other Loan Party) in any way.

(iv)
Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by the Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Facility  Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for the Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 1.4(b).

(e)
Settlement.  It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, the Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)
The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Loan Parties’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing  Loans and Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 1.3(g)):  (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then the Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).  Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders.  If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)
In determining whether a Lender’s balance of the Revolving Loans, Swing Loans and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans and Extraordinary Advances as of a Settlement Date, the Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Agent with respect to principal, interest and fees payable by the Borrowers and allocable to the Lenders hereunder, and the proceeds of Collateral.

(iii)
Between Settlement Dates, the Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to the Agent or Swing Lender, as applicable, any payments or other amounts received by the Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, the Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by the Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of  Loan Parties received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to the Agent for the accounts of the Lenders, and the Agent shall pay to the Lenders (other than a Defaulting Lender if the Agent has implemented the provisions of Section 1.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, the Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, the Agent or the Lenders, as applicable.

(iv)
Anything in this Section 1.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 1.3(g).

(f)
Notation.  The Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans (and portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender and Extraordinary Advances owing to the Agent, and the interests therein of each Lender, from time to time, and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)	Defaulting Lenders.

(i)
Notwithstanding the provisions of Section 1.4(b)(ii), the Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by the Agent, the proceeds of which shall be retained by the Agent and may be made available to be re-advanced to or for the benefit of the Borrowers (upon the request of the Administrative Borrower and subject to the conditions set forth in Section 1.15) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 1.4(b)(ii).  Subject to the foregoing, the Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the Unused Line Fee, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 8.1(a)(i) through (iii).  The provisions of this Section 1.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, the Agent, Issuing Lender and the Borrowers shall have waived, in writing, the application of this Section 1.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to the Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by the Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by the Agent pursuant to Section 1.3(g)(ii) shall be released to Borrower).  The operation of this Section 1.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to the Agent, Issuing Lender or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 1.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 1.3(g) shall control and govern.

(ii)	If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)
such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 1.15 are satisfied at such time;

(B)
if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that the Borrowers shall not be obligated to Cash Collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;

(C)
if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 1.3(g)(ii), the Borrowers shall not be required to pay any Letter of Credit Fees to the Agent for the account of such Defaulting Lender with respect to such Cash Collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is Cash Collateralized;

(D)
to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 1.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)
to the extent any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 1.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized or reallocated;

(F)
so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 1.3(g)(ii) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and the Borrowers to eliminate the Swing Lender’s or Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)
The Agent may release any cash collateral provided by the Borrowers pursuant to this Section 1.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such Cash Collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by the Borrowers pursuant to Section 1.16.

(h)
Independent Obligations.  All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

1.4           Payments.

(a)           Payments by the Borrowers.

(i)
Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein.  Any payment received by the Agent later than 1:30 p.m. shall be deemed to have been received (unless the Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)
Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made (or will make) such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrowers do not make such payment in full to the Agent on the date when due, each Lender severally shall repay to the Agent on the Business Day following the Business Day on which Agent makes demand therefor (the “Reimbursement Date”), such amount distributed to such Lender, together with interest thereon (A) at the Overnight Libor Rate for each day from the date such amount is distributed to such Lender until the Reimbursement Date, and (B) at the Defaulting Lender Rate, if such repayment is not made on the Reimbursement Date, for each day from and including the Reimbursement Date until the date repaid.

(b)           Apportionment and Application.

(i)
So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by the Agent and all proceeds of Collateral received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by the Agent (other than fees or expenses that are for the Agent’s separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 1.4(b)(iv) and Section 1.2(c), all payments to be made hereunder by any Borrower shall be remitted to the Agent and all such payments, and all proceeds of Collateral received by the Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to the Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)
At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to the Agent and all proceeds of Collateral received by the Agent shall be applied as follows:

(A)	first, to pay any expenses (including cost or expense reimbursements) or indemnities then due to the Agent under the Loan Documents, until paid in full,

(B)	second, to pay any fees or premiums then due to the Agent under the Loan Documents until paid in full,

(C)	third, to pay interest due in respect of all Protective Advances until paid in full,

(D)	fourth, to pay the principal of all Protective Advances until paid in full,

(E)	fifth, ratably, to pay any expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)	sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)	seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)	eighth, to pay the principal of all Swing Loans until paid in full,

(I)	ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) and the Term Loan until paid in full,

(J)	tenth, ratably

i.	to pay the principal of all Revolving Loans and the Term Loan (in the inverse order of maturity) until paid in full,

ii.
to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each Letter of Credit Disbursement), as the Cash Collateral as set forth in Section 1.16(b),

(K)
eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations), with any balance to be paid to the Agent, to be held by the Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 1.4(b)(ii), beginning with tier (A) hereof),

(L)	twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)	thirteenth, to the Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)
The Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 1.3(e).

(iv)
In each instance, so long as no Application Event has occurred and is continuing, Section 1.4(b)(i) shall not apply to any payment made by the Borrowers to the Agent and specified by the Borrowers to be for the payment of specific Obligations then due and payable (or pre-payable) under any provision of this Agreement or any other Loan Document.

(v)
For purposes of Section 1.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)
In the event of a direct conflict between the priority provisions of this Section 1.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 1.3(g) and this Section 1.4, then the provisions of Section 1.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 1.4 shall control and govern.

1.5           Revolving Loan Account.  An account for each of the Borrowers shall be opened on the books of the Agent in which account (the “Revolving Loan Account”) a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement.  No failure of the Agent to make, and no error by the Agent in making, any entry in such books will affect the Borrowers’ obligation to repay the full principal amount advanced by the Agent and Lenders to or for the account of the Borrowers or the Borrowers’ obligation to pay interest thereon at the agreed upon rate.

1.6           Interest.

(a)
Rate.  All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the rate(s) set forth in Annex 2.

(b)
Payments.  Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) if such Loan is a Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (C) on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)
Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately and automatically upon (A) the occurrence of any Event of Default under Sections 6.1(k) or 6.1(l) or (B) the delivery of a notice by the Agent to the Borrowers during the continuance of any other Event of Default and, in each case, for so long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 3% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time (the “Default Rate”) and the Letter of Credit Fee shall be increased to 3% above the per annum rate otherwise applicable hereunder, each payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)
Savings Clause.  Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Agent or Lenders would be contrary to the provisions of any law applicable to the Agent or Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Agent or Lenders, and in such event the Borrowers shall pay the Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.7           Maturity Date.  The Borrowers hereby unconditionally promise to pay to the Agent and the Lenders the then unpaid principal amount of all loans and advances made respecting (a) the Revolving Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Revolving Loans, on the Revolving Loan Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement and (b) the Term Loan, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Term Loan, on the Term Loan Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement. In addition, the Lenders’ agreement to consider requests to advance funds respecting the Revolving Loans shall expire on the Revolving Loan Maturity Date and there shall be no further advances respecting the Revolving Loans unless the Required Lenders agree, in writing, in their sole discretion, to extend the Revolving Loan Maturity Date.  The occurrence of an Event of Default and/or acceleration of the Revolving Loans or the Term Loan shall be deemed to, and shall result in, an immediate Event of Default and acceleration of the Loans.

1.8           Overadvances.  If at any time the outstanding principal amount of the Revolving Loans of any Borrower exceeds the lesser of (a) the Borrowing Base of such Borrower and (b) the Maximum Revolver Amount minus the aggregate outstanding amount of Revolver Usage of all other Borrowers (such excess being hereinafter referred to as an “Overadvance”), either without Agent’s consent, including, as the result of Eligible Accounts becoming ineligible (an “Unintentional Overadvance”) or with Agent’s consent, as the result of Agent’s making additional advances in its discretion (subject to the limitations contained in Section 1.3(d)(ii)) that result in an Overadvance (a “Permitted Overadvance”), the Borrowers shall (i) in the case of an Unintentional Overadvance, on demand made by the Agent, forthwith pay to the Agent such amount as will eliminate the Overadvance; and (ii) in the case of a Permitted Overadvance, pay to the Agent, on the date specified by the Agent, such amount as will eliminate the Overadvance.  At the end of any month in which any Overadvance has occurred, the Borrowers shall be charged an Overadvance Fee in the amount set forth in Annex 2.  All Overadvances shall be secured by the Collateral.  All checks or other items paid by the Agent which cause an overdraft in any deposit account maintained by any Borrower with the Agent shall, at the option of the Agent, constitute a Revolving Loan (or Overadvance, as the case may be) to such Borrower pursuant to this Agreement and shall be secured by the Collateral.

1.9           Monthly Statement and Automatic Charges .  At the option of the Agent, after the end of each month, the Agent may, but shall not be obligated to, render to the Borrowers a statement of the Credit Extensions showing the loan balance and all applicable credits and debits.  Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrowers and shall be binding upon the Borrowers in respect of the loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Credit Extensions, unless the Borrowers notify the Agent in writing of any discrepancy within twenty (20) days from the mailing by the Agent to the Borrowers of any such monthly statement.  At the option of the Agent, all payments in respect of any Obligation will automatically be debited from any of the Borrowers’ accounts, as elected by the Agent.

1.10           Fees.  The Borrowers shall pay to the Agent all of the fees set forth on Annex 2 hereto.

1.11           Computations of Interest and Fees.  All computations of interest and of fees (other than flat fees) shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Agent and shall be conclusive, binding and final for all purposes, absent manifest error.  All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever.  For purposes of calculating interest hereunder, all repayment items shall be credited to the Borrowers’ accounts one Business Day after receipt thereof by the Agent, subject to reversal for any reason in the Agent’s sole reasonable discretion including, but not limited to, dishonor or bankruptcy.

1.12           Increased Costs; Capital Requirements.

(a)
Increased Costs.  If at any time the Agent or any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Agent or any Lender of making, funding or maintaining any Credit Extension or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost on the Agent or any Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by the Agent for the benefit of itself or such Lender, the Borrowers shall pay to Agent for the benefit of itself or such Lender amounts sufficient to compensate the Agent or such Lender for such increased cost; provided, however, that, notwithstanding anything herein to the contrary, this Section 1.12 (a) shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date.

(b)
Increased Capital Requirements.  If at any time the Agent or any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Agent or such Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of the Agent or such Lender (or any Person controlling the Agent or such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Agent or such Lender or Person, the Agent or such Lender or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Agent for the benefit of itself or such Lender, the Borrowers shall pay to such Lender amounts sufficient to compensate the Agent or such Lender for such reduction; provided, however, that, notwithstanding anything herein to the contrary, this Section 1.12 (b) shall be deemed to apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and to The Basel III Accord published by The Basel Committee on Banking Supervision, and to all requests, rules, regulations, guidelines or directives under either of the foregoing or issued in connection therewith, regardless of the date enacted, adopted or issued, even if enacted, adopted or issued before the Closing Date.

(c)
Compensation Certificate.  Each demand for compensation under this Section 1.12 shall be accompanied by a certificate of the Agent claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, the Agent may use any reasonable averaging and attribution methods.

(d)
The Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the date hereof in the “Requirements of Law,” regardless of the date enacted, adopted or issued.

(e)
If any Lender requests compensation under this Section 1.12 (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 1.12 and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  The Borrowers agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 1.12, then the Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 1.12) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 1.12, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

1.13           Taxes.

(a)
Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 1.13, each payment by each Entity Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)
Gross-Up.  If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Agent or any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 1.13), Agent or such Lender receives the amount it would have received had no such deductions been made, (ii) the Entity Loan Party shall make such deductions and (iii) the Entity Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c)
Other Taxes.  In addition, each Entity Loan Party agrees to pay, and authorizes the Agent to pay in its name to the extent such Entity Loan Party fails to do so on prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Entity Loan Party, the Borrowers shall furnish to the Agent, the original or a certified copy of a receipt evidencing payment thereof.

(d)
Indemnification.  The Entity Loan Parties shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Agent and the Lenders for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.13) paid by the Agent and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Agent claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrowers shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, the Agent may use any reasonable averaging and attribution methods.

1.14           Initial Conditions to Credit Extensions.  The Agent’s and Lender’s obligation to make the first Credit Extension hereunder shall be subject to the fulfillment by each Entity Loan Party on or before the Closing Date of all conditions required by the Agent in its sole discretion including, without limitation, those conditions set forth in Section 3 of Annex 2.

1.15           Subsequent Conditions to Credit Extensions.  The Agent’s and Lenders’ obligation to make Credit Extensions after the Closing Date shall be subject to the fulfillment by the Borrowers on or before the date thereof of the following conditions precedent:

(a)
Representations and Warranties True, Complete and Correct.  Each representation and warranty of any Loan Party contained herein and in any other Loan Document shall be true, complete and correct in all material respects as of the date of said Credit Extension (except for representations which by their terms relate to a different date, in which case such representations and warranties shall continue to have been true, complete and correct in all material respects as of such date); and

(b)	No Material Adverse Change. There shall have been no Material Adverse Change since the Closing Date; and

(c)	No Default. There shall have occurred no Default or Event of Default; and

(d)	Initial Conditions. The initial conditions to Credit Extensions set forth in Section 1.14 shall remain satisfied; and

(e)	Additional Conditions. As to the making of the Term Loan, the conditions set forth in Section 3(xii) of Annex 2 shall have been satisfied.

1.16           Letters of Credit.

(a)
Issuance of Letters of Credit.  Subject to all of the terms and conditions hereof, Issuing Lender agrees to establish the LC Facility pursuant to which, during the period from the date hereof to the Revolving Loan Maturity Date, the Issuing Lender on behalf of the Borrowers may, at its sole discretion, make available to the Borrowers one or more Letters of Credit at the Borrowers’ request therefor from time to time, subject to the following terms and conditions:

(i)
The Issuing Lender will not be required to issue any Letter of Credit to the extent that the issuance thereof would cause (A) the aggregate LC Obligations of all Borrowers to exceed the Maximum LC Obligation or (B) as to each Borrower, the sum of Revolving Loans (inclusive of Swing Loans) plus the LC Obligations to exceed the lesser of such Borrower’s Borrowing Base or the Maximum Revolver Amount, minus the aggregate outstanding amount of Revolver Usage of all other Borrowers.

(ii)
The Borrowers acknowledge that the Issuing Lender’s willingness to issue any Letter of Credit is conditioned upon (a) the Issuing Lender’s receipt of (i) an LC Application executed by an authorized officer of the specific Borrower with respect to the requested Letter of Credit, (ii) such LC Support as the Issuing Lender, in the exercise of its sole discretion, requests, and (iii) such other instruments and agreements as the Issuing Lender may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit, and (b) the satisfaction of each of the LC Conditions and compliance with Section 1.15.  In no event shall the Issuing Lender have any liability or obligation to the Borrowers for any failure or refusal by the Issuing Lender to issue, for the Issuing Lender’s delay in issuing, or for any error of the Issuing Lender in issuing or failure to issue, any Letter of Credit.

(iii)
Letters of Credit may be requested only if they are to be used (a) to support obligations of the Borrowers incurred in the ordinary course of business of the Borrowers, or (b) for such other purposes as the Issuing Lender may approve from time to time in writing.

(iv)
The Borrowers shall comply with all of the terms and conditions imposed on it by the Issuing Lender, whether such terms and conditions are contained in an LC Application or in any agreement with respect thereto, shall pay all of the Issuing Lender’s fees customarily charged in connection with the application for, issuance, and negotiation of letters of credit, and all of the rights and remedies that the Issuing Lender has under an LC Application or any agreement related thereto shall be in addition to any rights and remedies of the Issuing Lender contained in any of the Loan Documents.  The Borrowers agree to reimburse the Issuing Lender for any draw under any Letter of Credit on the date drawn, and to pay the Issuing Lender the amount of all other liabilities and obligations payable to the Issuing Lender under or in connection with any Letter of Credit immediately when due, irrespective of any claim, set off, defense or other right that the Borrowers may have at any time against the Issuing Lender or any other Person.  Until the Issuing Lender has received payment from the Borrowers in accordance with the foregoing provisions of this clause (iv), the Issuing Lender, in addition to all of its other rights and remedies under this Agreement, shall (A) be entitled to interest at the rate otherwise applicable to Revolving Loans hereunder (including, if applicable, the Default Rate) and (B) be fully subrogated to the rights and remedies of each beneficiary under a Letter of Credit whose claims against the Borrowers have been discharged with the proceeds of such Letter of Credit.  Whether or not the Borrowers submit any request for a Revolving Loan to the Agent, the Borrowers shall, jointly and severally, be deemed to have requested from the Agent a Revolving Loan in the amount necessary to pay to the Agent all amounts due to the Agent pursuant this clause (iv).

(v)
Any Issuing Lender (other than Sterling) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issues any Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 1.15 are not satisfied, or (z) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required so to notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree.  If Issuing Lender makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from the Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 1.16(vi) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(vi)
Promptly following receipt of a notice of a Letter of Credit Disbursement, each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 1.16(v) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Lender or the Lenders with a Revolver Commitment, Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender and not reimbursed by the Borrowers on the date due as provided in Section 1.16(vi), or of any reimbursement payment this is required to be refunded to the Borrowers for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 1.16(vi) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 1.15.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(vii)
The Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof.  The obligation of the Borrowers to reimburse the Issuing Lender for all amounts paid by the Issuing Lender by reason of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit, the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit, or improper honor by the Issuing Lender of any draw request under a Letter of Credit.  If presentation of a demand, draft, certificate or other document does not comply with the terms of a Letter of Credit and the Borrowers contend that, as a consequence of such noncompliance, it has no obligation to reimburse the Issuing Lender for any payment made with respect thereto, the Borrowers shall nevertheless be obligated to reimburse the Issuing Lender for any payment made by the Issuing Lender with respect to such Letter of Credit, but without waiving any claim the Borrowers may have against the Issuing Lender in connection therewith.

(viii)
No Letter of Credit shall have an expiry date after the earlier of (a) one year after the date of issuance and (b) one hundred eighty (180) days after the Revolving Loan Maturity Date, and in the event such expiry date is after the Revolving Loan Maturity Date, such Letter(s) of Credit shall be Cash Collateralized during the period from the date of its issuance until the date it expires or is terminated.

(ix)
Subject to subsection (viii) above, no Letter of Credit shall be extended or amended in any respect unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

(b)
Cash Collateral Account.  Upon the Agent’s demand therefor or as provided for pursuant to Section 1.4(b)(ii)(J), the Borrowers shall Cash Collateralize all outstanding Letters of Credit.  The Borrowers hereby pledge to the Agent and grant to the Agent for the benefit of the Lenders (and the Bank Products Providers), a security interest in all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations, whether or not then due or payable.  From time to time after cash is deposited in the Cash Collateral Account (which Cash Collateral Account may, in the Agent’s sole discretion, be a separate, segregated account maintained at the Agent), the Agent may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as the Agent may elect, as shall be or shall become due and payable by the Borrowers to the Agent with respect to the Obligations, including, without limitation, the LC Obligations.  Neither the Borrowers nor any other Person claiming by, though, under or on behalf of the Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, provided that upon termination or expiry of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to the Borrowers unless an Event of Default then exists (in which event the Agent may apply such Cash Collateral to the payment of any other Obligations outstanding, with any surplus to be turned over to the Borrowers).

2.           GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS

2.1           Grant of Security Interest.  In consideration of the Agent and the Lenders extending credit and other financial accommodations to or for the benefit of the Borrowers, whether under this Agreement or otherwise and whether evidenced by notes or not, each Entity Loan Party hereby grants to the Agent, for the ratable benefit of the Lenders (and the Bank Product Providers), a first priority perfected Lien on and pledge and assignment of (a) the Collateral  owned by such Entity Loan Party.  The security interest granted by this Agreement is given to and shall be held by the Agent, for the ratable benefit of the Lenders (and the Bank Product Providers), as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.  To further secure the Obligations, on the Closing Date, (i) each Guarantor will execute and deliver to the Agent its Guaranty, (ii) Giri will execute and deliver to the Agent the Validity Guaranty, and (iii) each Guarantor will execute and deliver its Pledge Agreement.

2.2           Borrowing Base.  The Agent shall have the right from time to time, to amend, substitute or modify the percentages set forth in the definition of Borrowing Base and the definition(s) of Eligible Accounts and the form of Borrowing Base Certificate and shall promptly notify the Lenders of any such amendments, substitutions or modifications; provided, however that notwithstanding the foregoing, the consent of the Required Lenders shall be required in connection with any such amendment, substitution or modification of (a) the percentages set forth in the definition of Borrowing Base and the definition(s) of Eligible Accounts the effect of which would be to increase the amount available for borrowing by the Borrowers hereunder or (b) the form of Borrowing Base Certificate, the effect of which would be to materially reduce the level of detail regarding the Borrowers set forth therein.

2.3           [RESERVED].

2.4           Records.  Each Entity Loan Party shall hold its books and records relating to the Collateral segregated from all such Entity Loan Party’s other books and records in a manner satisfactory to the Agent; and shall deliver to the Agent from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and each Entity Loan Party will deliver to the Agent promptly at the Agent’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of inventory, schedules of accounts and such other writings as the Agent may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Agent’s security interest in the Collateral.

2.5           Legends.  Each Entity Loan Party shall promptly make, stamp or record such entries or legends on such Entity Loan Party books and records or on any of the Collateral (including, without limitation, chattel paper) as the Agent shall request from time to time, to indicate and disclose that Agent has a security interest in such Collateral.

2.6           Inspection.  The Agent, or its representatives, shall have the right, and each Entity Loan Party will permit the Agent and/or its representatives (i) from time to time at its discretion, and (ii) at the sole cost and expense of the Borrowers, at such times as are set forth in Annex 2: (a) to examine, check, make copies of or extracts from any of such Entity Loan Party’s books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or any Entity Loan Party’s compliance with the provisions of this Agreement.  The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in Annex 2 or the actual costs if such auditor is retained by the Agent.  Each Entity Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed or engaged by such Entity Loan Party at any time during the term of this Agreement and all data processing centers or other persons having information relevant to such Entity Loan Party’s financial condition to deliver copies of all materials in their possession to the Agent upon the Agent’s request therefor.

2.7           Purchase Money Security Interests.  To the extent the Borrowers use proceeds of any loans to purchase Collateral, the repayment of such loans shall be on a “first-in-first-out” basis so that the portion of the loan used to purchase a particular item of Collateral shall be repaid in the order in which the Borrowers purchased such item of Collateral.

2.8           Search Reports and Credit Reports.  The Agent shall have received prior to the date of this Agreement and shall receive from time to time thereafter as the Agent may determine in its reasonable discretion, UCC search results under all names used by each Entity Loan Party during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where each Entity Loan Party is organized and registered, the State where each Entity Loan Party’s chief executive office is located and all other locations deemed necessary by the Agent.  The search results shall confirm that the Lien on the Collateral granted the Agent hereunder is prior to all other Liens in favor of any other Person.  The Agent is authorized to make all inquiries the Agent deems necessary to verify the accuracy of the information in respect of each Loan Party contained in the Loan Documents and to determine the credit worthiness of each Loan Party.  Each Loan Party authorizes any Person or credit reporting agency to give to the Agent any information it may have on such Loan Party.  Each Loan Party authorizes the Agent to answer questions about such Loan Party’s credit experience with the Agent.

2.9           Further Assurances.  Each Loan Party will, at the request of the Agent, from time to time, at its own cost and expense, execute and deliver to the Agent such documents, and take or cause to be taken, all such other or further action, as the Agent may request in order to effect and confirm or vest in the Agent and Lenders all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Agent the security interest in the Collateral granted to the Agent by this Agreement or to comply with applicable Requirements of Law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral).  To the extent permitted by applicable Requirements of Law, each Loan Party authorizes the Agent to file financing statements, continuation statements or amendments, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction.  The Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as “all assets” or “all property”, whether a Loan Party is an organization, the type of organization and any organization identification number issued to such Entity Loan Party.  Each Entity Loan Party agrees to furnish any such information to the Agent promptly upon request.  In addition, such Entity Loan Party shall at any time and from time to time take such steps as the Agent may reasonably request for the Agent (i) to obtain an acknowledgment, in form and substance satisfactory to the Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Agent, (ii) to obtain control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to the Agent, (iii) to obtain a mortgage or deed of trust on any real property owned by such  Loan Party and to obtain all necessary surveys, title insurance and other requirements in connection with such mortgage or deed of trust, and (iv) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Collateral and the preservation of its rights therein.  Each  Loan Party hereby constitutes the Agent its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.  To further secure the Obligations, each Loan Party that is the record or beneficial owner of Stock in any Borrower shall pledge, assign and hypothecate such Stock to the Agent, for the ratable benefit of the Lenders (and the Bank Product Providers) on the Closing Date, pursuant to a pledge agreement in form and substance satisfactory to the Agent.

3.           REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to extend the credit herein provided for, each Entity Loan Party, represents and warrants to the Agent and the Lenders that:

3.1           Organization and Qualification.  Each Entity Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  The name of each Entity Loan Party is as set forth on the signature page hereto and no Entity Loan Party shall change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect.  No Entity Loan Party has ever had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto, during the past five years except as set forth on Schedule 3.1 hereto.

3.2           Authorization; Enforceability.  The Transactions are within the corporate, limited liability company, partnership or other analogous powers of each Entity Loan Party to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership or other analogous equity holder action, if required.  Each Loan Document has been duly executed and delivered by each Loan Party to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

3.3           Subsidiaries.  All of the Stock of each of Parent’s Subsidiaries is owned beneficially and of record as set forth on Schedule 3.3.  As of the Closing Date, Parent has no Subsidiary except as set forth on Schedule 3.3.  Linear Logics, Winhire, and Ameri Consulting are and will at all times during the term of this Agreement be and remain Immaterial Subsidiaries.

3.4           Title to Properties; Absence of Liens and Claims.  Except as set forth on Schedule 3.4,

(a)
Each Entity Loan Party and each Subsidiary has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or contemplated to be conducted or to utilize such properties for their intended purposes.

(b)
Each Entity Loan Party and each Subsidiary owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c)	No Entity Loan Party owns any real property.

(d)	No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Agent or its designee.

(e)	There are no Liens on any Property of any Foreign Subsidiary.

3.5           Places of Business.  The Entity Loan Parties’ respective chief executive offices are accurately set forth in the preamble to this Agreement.  Schedule 3.5 hereto lists the name of each Entity Loan Party owning any Collateral and each location existing on the date hereof where (i) each Entity Loan Party’s books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

3.6           Validity and Perfection of Security Interest.  This Agreement is effective to create in favor of the Agent, for the ratable benefit of the Lenders (and the Bank Product Providers) a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form, properly describing the collateral and identifying the appropriate Loan Party as debtor and identifying the Agent as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of each applicable Loan Party or such other office specified by the Code as necessary for perfection, (ii) the Agent obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Patents, Trademarks and Copyrights, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Agent shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

3.7           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 3.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Agent on the Collateral) and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Requirements of Law or the Organizational Documents of Parent or any Subsidiary thereof or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Parent or any Subsidiary thereof or its assets, or give rise to a right thereunder to require any payment to be made by any of them, and (d) will not result in the creation or imposition of any Lien on any Property of Parent of any Subsidiary (other than Liens in favor of the Agent).

3.8           Permits.  Each of Parent and each Subsidiary thereof possesses or has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could reasonably be expected to result in a Material Adverse Change.  To the best knowledge of the Borrowers, no event has occurred which allows or, after notice, lapse of time (or both) or any other condition, could reasonably be expected to allow the revocation or termination of any such Permit or other right which revocation or termination could reasonably be expected to result in a Material Adverse Change.

3.9           Litigation and Environmental Matters.  Except as set forth on Schedule 3.9:

(a)
There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Entity Loan Party, threatened against or affecting any Entity Loan Party or Subsidiary (i) which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change or (ii) that involve any Loan Document or the Transactions.

(b)
No Entity Loan Party or Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.9 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Change.

3.10           Investment Company Status.  No Entity Loan Party or Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.11           Compliance with Law and Agreements.  Each Entity Loan Party and each Subsidiary is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property.  No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of the Loan Parties under the Loan Documents or from the grant or perfection of the Liens granted to the Agent under this Agreement.  Parent has timely filed all reports, statements, schedules, notices and other documents required to be filed under, and has otherwise complied with the provisions of, the Securities Exchange Act of 1934, as amended, and the corresponding Requirements of Law of any other jurisdiction to which it is subject on account of its registration under Section 12 of such Act.

3.12           Financial Statements.  The Entity Loan Parties have heretofore furnished to the Agent (with copies for each Lender) the financial statements as indicated in Annex 2.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Entity Loan Parties and any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Entity Loan Parties (which books and records are correct and complete).  Since December 31, 2015, the Entity Loan Parties and their respective Subsidiaries have conducted their business only in the ordinary course and there has been no Material Adverse Change.

3.13           Accounts and Contract Rights.  With respect to each Account Receivable (i) no transaction giving rise to such Account Receivable violated or will violate any applicable Requirement of Law, (ii) no Account Receivable is subject to terms prohibiting the assignment thereof or requiring notice or consent to such assignment, except for notices and consents that have been given or obtained, as the case may be, and (iii) each such Account Receivable represents a bona fide transaction which requires no further act on any Entity Loan Party’s part to make such Account Receivable payable by the account debtor with respect thereto, and, to the Borrowers’ knowledge, such Account Receivable is not subject to any offsets or deductions other than credits and discounts to customers in the ordinary course of business and does not represent any consignment sales, guaranteed sale, conditional sale, installment sale, sale-or-return or other similar understanding or any obligation of any Affiliate of such Entity Loan Party. No contract right, Account Receivable, general intangible or chattel paper is or will be represented by an instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper.

3.14           Title to Collateral.  Each Entity Loan Party has good and valid rights in and title to the Collateral in which it purports to grant a Lien hereunder and has full power and authority to grant to the Agent a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained.  The Collateral owned or held by or on behalf of each Entity Loan Party is so owned or held by it free and clear of any Lien, except for Permitted Liens.  The Lien of the Agent on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

3.15           Location of Collateral.  Except as set forth on Schedule 3.15, no Collateral is in the possession of, or under the control of, any Person other than an Entity Loan Party or the Agent.  Except for Inventory sold or in transit for sale in the ordinary course of business, each Entity Loan Party will keep all inventory and equipment only at locations in the continental United States specified in this Agreement or specified to the Agent in writing.

3.16           Loan Party Taxes.  Each Entity Loan Party and each Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Loan Party Taxes required to have been paid by it.

3.17           Federal Reserve Regulations.  No Entity Loan Party nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  None of the Collateral is used or was acquired primarily for personal, family or household purposes

3.18           Labor Matters.  As of the date hereof, there are no strikes, lockouts or slowdowns against any Entity Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Entity Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters.  All material payments due from any Entity Loan Party or any Subsidiary, or for which any claim may be made against any Entity Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of such Entity Loan Party or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Entity Loan Party or any Subsidiary is a party or by which it is bound.

3.19           Insurance.  Schedule 3.19 sets forth a description of all insurance maintained by or on behalf of the Entity Loan Parties and the Subsidiaries as of the date hereof.  As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

3.20           Solvency.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, each Entity Loan Party is Solvent. No transfer of Property has been or will be made by any Entity Loan Party and no obligation has been or will be incurred by any Entity Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of any Entity Loan Party.

3.21           Disclosure.  The Borrowers have disclosed to the Agent all agreements, instruments and corporate or other restrictions to which any Entity Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Entity Loan Party or any Subsidiary to the Agent in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, each Entity Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual results will comport with such projections.  The Projections delivered to Agent pursuant to Section 3(i)(A) of Annex 2 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections will represent, Parent’s good faith estimate, on the date such Projections are delivered, of the Parent and its Subsidiaries future performance for the periods covered thereby, based upon assumptions believed by Parent to be reasonable at the time of the delivery thereof to Agent.

3.22           ERISA.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other Requirements of Law.  Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Entity Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Entity Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan.  No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan.  There are no pending or, to the best knowledge of the Entity Loan Parties, threatened claim or Proceeding by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change; and  (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither any Entity Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Entity Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in any such case could reasonably be expected to result in a Material Adverse Change.

3.23           Borrowing Base Certification.  By signing and submitting each Borrowing Base Certificate to the Agent for the purpose of requesting Revolving Loans, the Borrowers and the officers thereof signing such Borrowing Base Certificate hereby represent and warrant that (a) the information contained in each such Borrowing Base Certificate (and any supporting schedules attached thereto or provided in connection therewith) is true, complete and correct and that the collateral reflected therein complies with and conforms to the eligibility criteria for “Eligible Accounts” (and any eligibility criteria applicable to other collateral from time to time comprising a part of the Borrowing Base) set forth in this Agreement; (b) as of the date of each Borrowing Base Certificate so submitted, (i) each Borrower is in compliance with each of the terms, covenants, and conditions set forth in the Agreement and no Default or Event of Default exists or is continuing under the Agreement, and (ii) if any such Borrowing Base Certificate is being delivered in connection with a request for a Revolving Loan, the representations, warranties and covenants contained in the Agreement are and will be true, correct, and in compliance both before and after giving effect to the Revolving Loan requested herein and to the application of the proceeds thereof, as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made on a specified date shall be required to be true and correct only as of such specified date), (c) no Borrower has diverted or permitted to be diverted any payments on Accounts Receivable (or the proceeds of any other Collateral) from or failed to deposit the same into the Blocked Account, and (d) if the Agent has directed that all remittances be made to the Lock Box, as it is permitted to require by Section 4.17 of the Agreement, no Borrower has diverted or permitted to be diverted any such payments from the Lock Box or the Blocked Account.

3.24           Langer Agreement Not Material.  The Borrowers represent and warrant that the Langer Agreement is not material to the ongoing business and operations of the Borrowers and the Borrowers do not derive and do not anticipate deriving, material revenues as a result of such Langer Agreement.

4.           AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, each Entity Loan Party agrees to comply with the covenants set forth in this Article 4.

4.1           Payments and Performance.  Each Entity Loan Party will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under this Agreement.

4.2           Books and Records; Inspection.  Each Entity Loan Party will, and will cause each of the Subsidiaries to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to the Agent, adequate to determine fairly the financial condition and the results of operations of such Entity Loan Party.  Each Entity Loan Party will, and will cause each of the Subsidiaries to, at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Agent and the Agent’s representatives and will permit the Agent and the Agent’s representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to such Entity Loan Party or any Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified on Annex 2); provided that, if no Event of Default exists, the Borrowers shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in Annex 2.  Each Entity Loan Party will from time to time furnish the Agent with such information and statements as the Agent may request in its sole discretion with respect to the Obligations or the Agent’s security interest in the Collateral.  Each Entity Loan Party shall, during the term of this Agreement, keep the Agent currently and accurately informed in writing of each location where such Entity Loan Party’s records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Agent.

4.3           Financial Statements and Reporting.  Each Entity Loan Party will furnish to the Agent (and if so requested by Agent, with copies for each Lender) the financial statements and reports set forth on Annex 2 hereto.

4.4           Maintenance of Existence; Conduct of Business.  Each Entity Loan Party will, and will cause each of the Subsidiaries to, maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all Permits and other rights material to the conduct of its business.

4.5           Compliance with Law.  Each Entity Loan Party will, and will cause each of the Subsidiaries to, comply with all Requirements of Law applicable to it or its property.

4.6           Notice to Account Debtors.  Each Entity Loan Party (i) agrees, at the request of the Agent, to notify in such manner as the Agent requests any or all of the Account Debtors in writing of the Agent’s security interest in the Collateral and (ii) hereby authorizes the Agent to notify any or all of the Account Debtors of the Agent’s security interest in the Collateral, such notification to be given at the expense of such Entity Loan Party.

4.7           Solvency.  Each Entity Loan Party will remain Solvent during the term of this Agreement.

4.8           Operating and Deposit Accounts.  Each Entity Loan Party shall maintain with the Agent operating and other depository accounts set forth on Annex 2 and maintain or close operating and depository accounts held at other financial institutions as more fully set forth on Annex 2.

4.9           Payment of Loan Party Taxes, Accounts Payable and Other Obligations.  Each Entity Loan Party will, and will cause each of the Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Loan Party Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate Proceedings diligently conducted, (b) each Entity Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.  The Agent may, at its option, from time to time, discharge any taxes, liens or encumbrances on any of the Collateral, and the Borrowers will pay to the Agent on demand or the Agent in its sole discretion may charge to the Borrowers all amounts so paid or incurred by it.

4.10           Maintenance of Collateral.  Each Entity Loan Party will keep the Collateral and all of its other tangible Property in good repair, working order and condition (ordinary wear and tear excepted).  Each Entity Loan Party will promptly (but in no event more than two days after the occurrence) notify the Agent of any loss or damage to, or any occurrence which could reasonably be expected to materially adversely affect the value of, any Collateral.  The Agent may, at its option, from time to time, take any action that the Agent may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrowers will pay to the Agent on demand or the Agent in its sole discretion may charge to the Borrowers all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

4.11           Insurance.  Each Entity Loan Party will maintain, and will cause each Subsidiary to maintain, in full force and effect property insurance on all Collateral and any other Property of such Entity Loan Party, if any, and maintain insurance against all usual and customary risks of liability, loss or damage (including business interruption insurance) for injury to Persons or property as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice, with such amount, adequacy and scope as may be reasonably satisfactory to the Agent.  Such insurance policies shall name the Agent as an additional insured with respect to liability coverage and lender loss payee with respect to casualty and business interruption coverage, as applicable, and shall provide that, with respect to property claims affecting the Collateral, no loss shall be adjusted thereunder without the Agent’s approval.  In addition, all such policies shall provide that they may not be canceled without first giving at least thirty (30) days’ written notice of cancellation to the Agent and shall contain a standard lender’s loss payable endorsement acceptable to the Agent.  Each Entity Loan Party shall provide to the Agent, promptly upon Agent’s request, evidence of such insurance and of the annual renewal of each such policy.  In the event that such Entity Loan Party fails to provide evidence of such insurance, the Agent may, at its option, obtain such insurance and charge the cost thereof to the Borrowers, which amount shall be added to the amount of the indebtedness secured hereby, shall be payable on demand and shall be secured by the Collateral.  At the option of the Agent, all insurance proceeds received from any loss or damage to any of the Collateral including, without limitation, inventory and Accounts Receivable shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations.  From and after the occurrence of an Event of Default, the Agent is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Agent, as a payment on account of the Obligations.

4.12           Notification of Material Events.  The Borrowers will furnish to the Agent prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)
the filing or commencement of any Proceeding by or before any Governmental Authority against or affecting any Entity Loan Party or any of their respective Property alleging a claim of damages in excess of $25,000;

(c)	the occurrence of any ERISA Event;

(d)
the occurrence of any damage in an amount equal to or greater than $25,000 to any portion of any Collateral or the commencement of any Proceeding for the taking of any Collateral having a value equal to or greater than $25,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar Proceeding;

(e)
any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time to time, by or against any Account Debtor, any Account Debtor’s becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which any Entity Loan Party has knowledge;

(f)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Change; and

(g)	any dispute, allowance or settlement with any Account Debtor relating to an amount in excess of $25,000.

Each notice delivered under this Section shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrowers setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.13           Lien Law.  If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the “Lien Law”), the Borrowers shall comply with the filing requirements of the Lien Law and (i) give the Agent notice of such fact; (ii) receive and hold any money advanced by the Agent or Lenders with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

4.14           Environmental.  Each Entity Loan Party shall, and shall cause each of the Subsidiaries to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws .  Each Entity Loan Party agrees to indemnify and hold the Agent-Related Persons and the Lender-Related Persons harmless from all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, arising from any violation by an Entity Loan Party of any Environmental Law (including those arising from any Lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by any Entity Loan Party or a Subsidiary.  The Borrowers further agree to reimburse the Agent-Related Persons and the Lender-Related Persons upon demand for any costs incurred by the Agent-Related Persons and the Lender-Related Persons in connection with the foregoing, which amount shall be added to the Obligations and secured by the Collateral.  Each Entity Loan Party agrees that its obligations hereunder shall be continuous and shall survive the repayment of all Obligations.

4.15           Third Parties.  Each Entity Loan Party acknowledges and agrees that the Agent and Lenders shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, any Entity Loan Party or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to such Entity Loan Party by the Agent and Lenders (all of which shall be without recourse to the Agent and Lenders) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Agent, by accepting a Lien on the Collateral, or by releasing any Collateral to any Entity Loan Party, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Account Debtor or any other third party, and each Entity Loan Party agrees to indemnify and defend the Agent and the Lenders against and hold it harmless from any claim or Proceeding arising out of the foregoing.

4.16           Use of Proceeds.  The proceeds of the Credit Extensions shall be used to pay and discharge in full the indebtedness of Bellsoft to Federal National Commercial Credit, to fund a Permitted Acquisition, and to provide working capital for the Borrowers in the ordinary course of business .  No portion of any loan shall be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

4.17           Establishment of Lock Box and Blocked Account.  Each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (“Lock Box”) at Sterling with, in the name of, and under the exclusive control of the Agent.  Each Borrower shall establish a blocked account at Sterling, in the Agent’s name for the benefit of such Borrower (each, a “Blocked Account”), into which all payments received in the Lock Box (if such Lock Box is established upon the Agent’s request after a Default) shall be deposited, and into which each Borrower will immediately deposit all payments received by such Borrower for goods or services sold, leased or rendered by such Borrower, and any Collateral or proceeds thereof, received by such Borrower in the identical form in which such payments were received, whether by cash, check or electronic funds transfer.  If the Borrowers, any Affiliate or Subsidiary of the Borrowers, or any holder of Stock, officer, director, employee or agent of the Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with the Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts Receivable or other Collateral, the Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Agent for the benefit of itself and the Lenders and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account.  All payments made to the Blocked Account or otherwise received by the Agent, whether in respect of the Accounts Receivable of the Borrowers or as proceeds of other Collateral of the Borrowers or otherwise, will be applied on account of the Revolving Loans and also on account of such other due and payable Obligations of the Borrowers as the Agent shall determine in accordance with the terms of this Agreement.  The Borrowers agree to pay all fees, costs and expenses which the Borrowers or the Agent incurs in connection with opening and maintaining any Lock Box or Blocked Account.  All of such fees, costs and expenses which remain unpaid by the Borrowers pursuant to any Lock Box or Blocked Account Agreement with the Borrowers, to the extent same shall have been paid by the Agent hereunder, shall constitute Revolving Loans hereunder, and shall be payable to the Agent for its benefit by the Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Revolving Loans hereunder.  All checks, drafts, instruments and other items of payment or proceeds of Collateral delivered to the Agent in kind shall be endorsed by the Borrowers to the Agent, and, if that endorsement of any such item shall not be made for any reason, the Agent is hereby irrevocably authorized to endorse the same on the Borrowers’ behalf.  For the purpose of this paragraph, the Borrowers irrevocably hereby make, constitute and appoint the Agent (and all Persons designated by the Agent for that purpose) as the Borrowers’ true and lawful attorney and agent-in-fact (i) to endorse each Borrower’s name upon said items of payment and/or proceeds of Collateral of such Borrower and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Accounts Receivable of such Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; (iii) to have access to any lock box or postal box into which any Borrower’s mail is deposited; and (iv) to open and to process all mail addressed to any Borrower and deposited therein.

4.18           Customer Invoices.  If any of the Borrowers operate under a common fictitious name, in order to facilitate Agent’s ability to identify invoices, remittances and the like to each of the respective Borrowers, the Borrowers will render invoices to customers bearing the following individualized designations: (i) all invoices generated in connection with Partners’s business will include the designation “PN” as a prefix to all invoice numbers, and (ii) all invoices generated in connection with Bellsoft’s business will include the designation “BS” as a prefix to all invoice numbers.

5.           NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Obligations have been reimbursed, each Entity Loan Party agrees to comply with the covenants set forth in this Article 5.

5.1           Financial Covenants.  The Borrowers shall comply with the financial covenants set forth on Annex 2 hereto.

5.2           Indebtedness.  No Entity Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except, without duplication:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the date hereof and set forth in Schedule 5.2, but not any extensions, renewals or replacements of any such Indebtedness;

(c)
Indebtedness of a Borrower or any Subsidiary of such Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such Property or secured by a Lien on any such Property prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $15,000 at any time outstanding;

(d)	Guaranties in favor of the Agent; and

(e)
Subordinated Indebtedness of Parent (including any Subordinated Indebtedness that is convertible into or exchangeable for Stock of Parent) or a Borrower in an aggregate amount not in excess of $6,000,000 .

5.3           Liens.  No Entity Loan Party will, or will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts Receivable) or rights in respect of any thereof, except:

(a)	Permitted Liens; and

(b)	Liens created under the Loan Documents.

5.4           Fundamental Changes.  No Entity Loan Party will, or will permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred:

(a)	any Subsidiary may merge into a Borrower in a transaction in which the Borrower is the surviving entity; and

(b)	any Subsidiary may merge into any other; and

(c)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Borrower.

5.5           Investments, Loans, Advances, Guarantees and Acquisitions.  No Entity Loan Party will, or will permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 5.4) any Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;

(b)	investments existing on the date hereof and set forth in Schedule 5.5;

(c)	Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;

(d)
loans and advances to officers, directors and employees of each Entity Loan Party or any Subsidiary in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $5,000 at any time outstanding;

(e)
investments made by each Entity Loan Party in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by any Entity Loan Party or any Domestic Subsidiary shall become Collateral pursuant to this Agreement;

(f)
intercompany loans and advances between the Borrowers, or between Parent and a Borrower,  so that the aggregate amount of Indebtedness of Parent or Borrower, as the case may be, created thereby does not at any time exceed $1,000,000;1 and

(g)	a Permitted Acquisition.

5.6           Asset Sales.  No Entity Loan Party will, or will permit any Subsidiary to, sell, transfer, lease or otherwise dispose (including pursuant to a merger, other than a merger permitted by Section 5.4) of any asset, including any equity securities, nor will any Entity Loan Party issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a)
sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business and other assets having a value not in excess of $25,000 in any fiscal year;

(b)
sales, transfers, leases and other dispositions made by a Borrower to any Subsidiary and made by any Subsidiary to its parent Borrower or any other Subsidiary; provided that no Entity Guarantor shall make a sale, transfer, lease or other disposition to any Person other than another Entity Guarantor or a Borrower;

(c)
dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d)	the settlement or write-off of Accounts Receivable or assignment of overdue Accounts Receivable for collection in the ordinary course of business consistent with past practice; and

(e)	dispositions of assets having a value not in excess of $50,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business.

5.7           Sale-and-Leaseback Transactions.  No Entity Loan Party will, or will permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

5.8           Restricted Payments.  No Entity Loan Party will, or will permit any Subsidiary to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, other than Permitted Restricted Payments; provided, however, that notwithstanding the foregoing, but subject to compliance with the other terms and conditions of this Agreement, in any fiscal year, the Borrowers will be permitted to make Permitted Restricted Payments plus such additional Restricted Payments in an amount which, when taken together with Permitted Restricted Payments made during such fiscal year, do not in the aggregate exceed 50% of the Borrowers’ combined net income in any such fiscal year, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its Stock or any option, warrant or other right to acquire any such shares of Stock.

1 intercompany notes with collateral assignment to Sterling

5.9           Transactions with Affiliates.  No Entity Loan Party will, or will permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than as permitted by Section 5.4) any Property to, or purchase, lease or otherwise acquire (including pursuant to a merger, other than as permitted by Section 5.4) any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions between Parent and Ameri Consulting and between Bellsoft and Bellsoft India which are conducted in the ordinary course of business, consistent with past practice and at prices and on terms and conditions not less favorable to each such Entity Loan Party or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties; provided, however, that at no time during the term of this Agreement will the aggregate amount due to or due from the Borrowers by Affiliates thereof exceed $500,000, exclusive of the amounts set forth on Schedule 5.5 attached hereto.

5.10           Restrictive Agreements.  No Entity Loan Party will, or will permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Entity Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to such Entity Loan Party or any other Subsidiary or to guarantee Indebtedness of such Entity Loan Party or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirements of Law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (iv) clause (a) of this Section shall not apply to customary provisions in leases restricting the assignment thereof.

5.11           Amendment of Material Documents.  No Entity Loan Party will, or will permit any Subsidiary to (i) amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Agent or the Lenders or cause a Default or (ii) amend, modify or waive any provision of any contract or agreement, the amendment, modification or waiver of which could reasonably be expected to result in a Material Adverse Change to such Entity Loan Party.  In furtherance of the foregoing, no Entity Loan Party will change its name, its type of organization or jurisdiction of organization without (x) giving the Agent at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Agent on all Collateral.

5.12           Lines of Business.  No Entity Loan Party will, or will permit any Subsidiary to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

5.13           Accounting Changes.  No Entity Loan Party will, or will permit any Subsidiary to, make or permit any change in (i) accounting policies or reporting practices except as required by GAAP or (ii) its fiscal year, which with respect to each Entity Loan Party, currently ends on December 31 of each year, or (iii) its billing or payroll cycle without providing the Agent with thirty (30) days prior written notice, or (iv) existing status of the Borrowers or any Entity Loan Party as a limited liability company and disregarded entity under the Internal Revenue Code.

5.14           Hedging Agreements.  No Entity Loan Party will, or will permit any Subsidiary to,  enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Entity Loan Party or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

5.15           Parent as Holding Company.  Parent shall not incur any Indebtedness or other liabilities (other than Indebtedness arising under the Loan Documents and other Permitted Indebtedness), own or acquire any Property (other than Stock of its Subsidiaries and other Permitted Investments) or engage itself in any operations or business, except (a) in connection with its ownership of its Subsidiaries and other Permitted Investments and its rights and obligations under the Loan Documents, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Entity Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) the ownership of office equipment and leasehold improvements reasonably related to the foregoing, and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section 5.15.

6.           DEFAULT

6.1           Default.  “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)
default of any liability, obligation, covenant or undertaking of any Loan Party to the Agent or any Lender or any Affiliate of Agent or any Lender, whether hereunder or otherwise, including, without limitation, (i) failure to pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest, or (ii) a default of any Loan Party under this Agreement, any other Loan Document, any LC Document or any other agreement with the Agent or any Lender or any Affiliate of Agent or any Lender or (iii) failure to reimburse the Issuing Lender for drawings under Letters of Credit in accordance with the terms of the LC Documents; or

(b)	failure of any Loan Party to maintain aggregate collateral security value satisfactory to the Agent; or

(c)	default of any debt, liability, obligation, covenant or undertaking of any Loan Party to the Agent, any Lender, any Affiliate of Agent or any Lender or to any other Person; or

(d)
if any statement, representation or warranty heretofore, now or hereafter made by any Loan Party in connection with this Agreement or in any supporting financial statement of any Loan Party shall be determined by the Agent to have been false or misleading in any material respect when made or deemed made; or

(e)
the liquidation, termination or dissolution of any Entity Loan Party, or the merger or consolidation thereof into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its Property; or

(f)
the death or judicial declaration of incompetence of any of the Key Managers, unless within 120 days thereafter (i) the estate administrator or guardian, as the case may be, of the deceased or incompetent Key Manager reaffirms such deceased or incompetent Key Manager’s obligations as a Guarantor hereunder or (ii) each Entity Loan Party replaces such deceased or incompetent Key Manager with another person or persons to assume the duties and responsibilities previously held by such deceased or incompetent Key Manager and such replacement person or persons are deemed satisfactory to the Agent in its sole reasonable discretion; or

(g)	any Guarantor repudiates or purports to revoke or to terminate the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty; or

(h)
an Overadvance arises as the result of any reduction in a Borrower’s Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by the Agent in writing, and such Overadvance is not cured by the Borrowers within five (5) days thereafter through the payment to the Agent of such amount as is necessary to eliminate the Overadvance; or

(i)
an event of default or termination event (however defined) occurs under any derivative, foreign exchange, or similar transaction or arrangement entered into between any Loan Party and the Agent or any Lender or any Affiliate of Agent or any Lender; or

(j)	a Change in Control shall occur; or

(k)
any Loan Party becomes insolvent or admits in a writing an inability to pay debts as they mature, or any Loan Party makes an assignment for the benefit of creditors; or any Loan Party applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of any Loan Party, or for any of their Property; or any receiver, trustee or similar officer is appointed without the application or consent of such Loan Party; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the Property of any Loan Party; or

(l)
any Loan Party files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming such Loan Party as debtor; or any such petition is instituted against such Loan Party; or any Loan Party institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar Proceeding under the laws of any jurisdiction; or any such Proceeding is instituted (by petition, application or otherwise) against such Loan Party; or

(m)
any levy, Lien (including, without limitation, a mechanics Lien), seizure, replevin, attachment, execution or similar process shall be issued or levied on any of the Property of any Loan Party, other than Permitted Liens; or

(n)
this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or any Loan Party shall so assert in writing; or

(o)	Agent’s Lien on any of the Collateral fails to be a first priority security interest; or

(p)
an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $100,000 which is not insured or subject to indemnity, is entered against any Entity Loan Party which is not immediately stayed or the stay of any such award, judgment, decree or order is lifted; or

(q)
any Entity Loan Party is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by such Entity Loan Party that is held by any third Person other than the Agent or any Lender, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness; or

(r)
any Entity Loan Party liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or, except as expressly permitted hereunder, merges with another Person or sells or attempts to sell all or substantially all of its assets; or

(s)	any Loan Party fails to pay any indebtedness or obligation owed to the Agent or any Lender which is unrelated to this Agreement as it becomes due and payable; or

(t)
any Loan Party engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the subordinated creditor was not contractually entitled to receive; or

(u)
any director, officer or owner of at least 10% of the issued and outstanding Stock of any Entity Loan Party is indicted for a felony offense under state or federal law, or any Entity Loan Party hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 10% of the Stock of any Entity Loan Party who has been convicted of any such felony offense; or

(v)
any ERISA Event, which the Agent in good faith believes to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan, has occurred and is continuing thirty (30) days after the Borrowers give the Agent a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes Proceedings to terminate or appoint a trustee to administer any Plan; or any Entity Loan Party or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or any Entity Loan Party or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 4.12(m) of the Tax Code, which the Agent in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on any Entity Loan Party’s Property in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by any Entity Loan Party to the Multiemployer Plan under Title IV of ERISA; or

(w)
the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Loan Party, or the occurrence of any other event or circumstance, such that the Agent, in its reasonable commercial discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any Obligation of any Loan Party to the Agent has been or may be impaired.

6.2           Acceleration.  If an Event of Default shall occur, at the election of the Agent, but as required at the instruction of the Required Lenders and automatically in the case of an Event of Default under Sections 6.1(k) and 6.1(l) above, all Obligations shall become immediately due and payable without notice or demand.  The Agent is hereby authorized, at its election, but as required at the instruction of the Required Lenders, after an Event of Default, without any further demand or notice except to such extent as notice may be required by applicable Requirements of Law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Agent may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Agent may determine, and such exercise of rights in compliance with the Requirements of Law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral.  If notice of a sale or other action by the Agent is required by applicable Requirements of Law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, each Loan Party agrees that ten (10) days’ written notice to such Loan Party, or the shortest period of written notice permitted by such Requirement of Law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by Requirements of Law, the Agent-Related Persons and the Lender-Related Persons may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations.  Any sale (public or private) shall be without warranty and free from any right of redemption, which such Loan Party hereby waives and releases.  No purchaser at any sale (public or private) shall be responsible for the application of the purchase money.  The proceeds of any collection or of any sale or disposition of the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Agent determines in its sole discretion, any Requirement of Law, custom or usage to the contrary notwithstanding and the Agent shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Agent in its sole discretion may determine.  Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrowers to the Lender Group shall be returned to the Borrowers or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrowers shall be responsible for repayment of the same, with interest.  Upon demand by the Agent, each Loan Party shall assemble the Collateral and make it available to the Agent at a place designated by the Agent which is reasonably convenient to the Agent and such Loan Party.  Each Loan Party hereby acknowledges that the Agent and the Lenders have extended credit and other financial accommodations to the Borrowers upon reliance of such Loan Party’s granting the Agent and Lenders the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default and such Loan Party hereby acknowledges that the Agent and Lenders are entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code and such Loan Party hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Agent and Lenders.  The Agent may for any reason apply for the appointment of a receiver of the Collateral (to which appointment each Entity Loan Party hereby consents) without the necessity of posting a bond or other form of security (which each Loan Party hereby waives).  In addition, upon the occurrence of an Event of Default, the Agent may require that the Borrowers Cash Collateralize the LC Obligations at such time, such Cash Collateral to be held by the Agent in a Cash Collateral Account on terms and conditions satisfactory to the Agent in its sole discretion.

Each Loan Party acknowledges that any exercise by the Agent of the Agent’s rights upon an Event of Default may be subject to compliance by the Agent with any Requirement of Law, and may impose, without limitation, any of the foregoing restricting the sale of securities.  The Agent, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Agent, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

The Agent shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guarantees of, the Obligations or any of them, or to resort to such security or Guarantees in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may do so, each Loan Party hereby agrees that it will not invoke any Requirement of Law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, each Loan Party hereby irrevocably waives the benefits of all such laws.  Except as required by applicable Requirements of Law, the Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3           Power of Attorney.  Each Loan Party hereby irrevocably constitutes and appoints the Agent as such Loan Party’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Loan Parties but for the sole benefit of the Agent and the Lenders, upon the occurrence of an Event of Default, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the inventory and other Collateral; to use pursuant to a royalty free license all of such Loan Party’s intellectual property; to enforce collection of the Collateral, either in its own name or in the name of such Loan Party, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to such Loan Party and to take therefrom any remittances or proceeds of Collateral in which the Agent has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to such Loan Party to such address as the Agent shall designate; to endorse the name of such Loan Party in favor of the Agent upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of such Loan Party on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of such Entity Loan Party on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of such Entity Loan Party any financing or other statement in order to perfect or protect the Agent’s security interest.  The Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to such Entity Loan Party except for its own gross negligence or willful misconduct.  All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of such Entity Loan Party or surety to the Agent shall remain unpaid or the Agent is obligated under this Agreement to extend any credit to the Borrowers, whichever is later.

6.4           Nonexclusive Remedies.  All of the Agent’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine.

6.5           Reassignment to Entity Loan Party.  Whenever the Agent deems it desirable that any legal Proceeding be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Agent may reassign the item in question to any Entity Loan Party (and if the Agent shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Agent in any event) and require such Entity Loan Party to proceed with such legal Proceeding at such Entity Loan Party’s sole liability, cost and expense, in which event all amounts collected by such Entity Loan Party on such item shall nevertheless be subject to the Agent’s security interest.

7.           ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

7.1           Assignments and Participations.

(a)
(i)  Subject to the conditions set forth in clause(a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more Eligible Transferees (each, an “Assignee”), subject to the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)
the Administrative Borrower; provided, that no consent of the Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that the Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; and

(B)	The Agent, Swing Lender, and Issuing Lender.

(ii)	Assignments shall be subject to the following additional conditions:

(A)
no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to an Ineligible Institution, (ii) so long as no Event of Default has occurred and is continuing, to a Competitor, or (iii) to a natural person,

(B)	no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)
the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall be in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

(D)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)
the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance; provided, that the Borrowers and the Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to the Administrative Borrower and the Agent by such Lender and the Assignee, and

(F)	unless waived by the Agent, the assigning Lender or Assignee has paid to the Agent, for the Agent’s separate account, a processing fee in the amount of $3,500.

(b)
From and after the date that the Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.4) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 9 and Section 10.23.

(c)
By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes the Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)
Immediately upon the Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 7.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)
Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) each Loan Party, the Agent and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, and (vii) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, the Agent, Borrower, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)
In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 10.23, disclose all documents and information which it now or hereafter may have relating to any Loan Party and their respective businesses.

(g)
Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable Requirements of Law.

(h)
The Agent (as a non-fiduciary agent on behalf of each Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(i)
In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of each Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each such registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)
The Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register if it has one) available for review by the Borrowers from time to time as the Borrowers may reasonably request.

7.2           Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that the Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release the Borrowers from their Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 7.1 and, except as expressly required pursuant to Section 7.1, no consent or approval by the Borrowers or any other Loan Party is required in connection with any such assignment.

8.           AMENDMENTS; WAIVERS.

8.1           Amendments and Waivers.

(a)
No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, or the Fee Letter), and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, do any of the following:

(i)	increase the amount of or extend the expiration date of any Commitment of any Lender.

(ii)	postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due hereunder or under any other Loan Document,

(iii)
reduce the principal of, or the rate of interest on, any loan or other Credit Extension  hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 1.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)	amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)	amend, modify, or eliminate Section 1.14 or 1.15,

(vi)	amend, modify, or eliminate Section 9.11,

(vii)	other than as permitted by Section 9.11, release the Agent’s Lien in and to any of the Collateral,

(viii)	amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)	contractually subordinate any of the Agent’s Liens,

(x)
other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release the Borrowers or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by the Borrowers or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)	amend, modify, or eliminate any of the provisions of Section 1.4(b)(i) or (ii) or Section 9.12.

(xii)	amend, modify, or eliminate any of the provisions of Section 7.1(a)(ii)(B).

(b)	No amendment, waiver, modification, or consent shall amend, modify, waive or eliminate

(i)
the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of the Agent and the Borrowers (and shall not require the written consent of any of the Lenders), or

(ii)
any provision of Section 9 pertaining to the Agent, or any other rights or duties of the Agent under this Agreement or the other Loan Documents, without the written consent of the Agent, the Borrowers and the Required Lenders,

(c)
No amendment, waiver, modification, elimination or consent shall, without the written consent of the Agent, the Borrowers and the Required Lenders, amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Facility Amount or Maximum Revolver Amount.

(d)
No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, the Agent, the Borrowers and the Required Lenders.

(e)
No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, the Agent, the Borrowers and the Required Lenders.

(f)
Anything in this Section 8.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 8.1(a)(i) through (iii) that affect such Lender.

8.2           Replacement of Certain Lenders.

(a)
If any action to be taken by the Lender Group or the Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)
Prior to the effective date of such replacement, the Non-Consenting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender and irrespective of whether the Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender shall be made in accordance with the terms of Section 7.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender hereunder and under the other Loan Documents, the Non-Consenting Lender shall remain obligated to make the Non-Consenting Lender’s Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

8.3           No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof or be deemed to be or establish a course of conduct or course of dealing.  No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by the Agent or any Lender on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement.  The Agent’s and each Lender’s rights, remedies, powers, and privileges under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right, remedy, power or privilege that the Agent or any Lender may have at law or in equity.  Without limiting the generality of the foregoing, to the extent permitted by Requirements of Law, the making of a Credit Extension shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time of such Credit Extension.

9.           AGENT; THE LENDER GROUP.

9.1           Appointment and Authorization of the Agent. Each Lender hereby designates and appoints Sterling as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) the Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  The Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 9.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Agent, Lenders agree that the Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as the Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such expenses as the Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

9.2           Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

9.3           Liability of the Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of their Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party.

9.4           Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers or counsel to any Lender), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, the Agent shall act, or refrain from acting, as it deems advisable.  If the Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

9.5           Notice of Default or Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to the Agent for the account of the Lenders and, except with respect to Events of Default of which the Agent has actual knowledge, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  The Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which the Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 9.4, the Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 6; provided, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

9.6           Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of any Loan Party or any of their Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that the Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into the Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

9.7           Costs and Expenses; Indemnification. The Agent may incur and pay expenses to the extent the Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrowers are obligated to reimburse the Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  The Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by the Agent to reimburse the Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event the Agent is not reimbursed for such costs and expenses by the Loan Parties, each Lender hereby agrees that it is and shall be obligated to pay to the Agent such Lender’s ratable portion thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

9.8           The Agent in Individual Capacity. Sterling and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock of, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party, any Affiliate of a Loan Party and any other Person party to any Loan Document as though Sterling were not the Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Sterling or its Affiliates may receive information regarding the Borrowers or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver the Agent will use its reasonable best efforts to obtain), the Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Sterling in its individual capacity.

9.9           Successor Agent.  The Agent may resign as the Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and the Borrowers (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers.  If the Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that the Agent’s resignation is effective, it is acting as Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent.  If the Agent has materially breached or failed to perform any material provision of this Agreement or of applicable Requirements of Law, the Required Lenders may agree in writing to remove and replace the Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of the Borrowers (such consent not to be unreasonably withheld, delayed or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated.  After any retiring the Agent’s resignation hereunder as the Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor Agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

9.10           Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Stock of and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party, any Affiliate of a Loan Party and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

9.11           Collateral Matters.

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all of the Obligations, (ii) constituting Property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrowers certify to the Agent that the sale or disposition is permitted under Section 5.6 (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property in which the Loan Parties owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting Property leased to a Loan Party under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) the Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any such acquisition vehicle and in connection therewith the Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, the Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by the Agent or the Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.11; provided, that (1) the Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by the Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness permitted hereunder.

(b)           The Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

9.12           Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Agent, set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of a Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Agent, take or cause to be taken any action, including the commencement of any legal or equitable Proceedings to enforce any Loan Document against a Loan Party or to foreclose or otherwise enforce any Lien on any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s Pro Rata Share of all such distributions by the Agent, such Lender promptly shall (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

9.13           Agency for Perfection. The Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in Property which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.

9.14           Payments by the Agent to the Lenders. All payments to be made by the Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees or interest of the Obligations.

9.15           Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs the Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by the Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

9.16           Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)
is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting a Loan Party (each, a “Report”) prepared by or at the request of the Agent, and the Agent shall so furnish each Lender with such Reports,

(b)
expressly agrees and acknowledges that the Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)
expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel,

(d)	agrees to keep all Reports and other material, non-public information regarding Loan Parties and their operations, assets, and existing and contemplated business plans in a confidential manner,

(e)
without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Agent, and any such other Lender preparing a Report harmless from and against, the claims, Proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender, and

(f)
in addition to the foregoing,  (x) any Lender may from time to time request of the Agent in writing that the Agent provide to such Lender a copy of any report or document provided by any Loan Party to the Agent that has not been contemporaneously provided by such Loan Party to such Lender, and, upon receipt of such request, the Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Loan Parties, any Lender may, from time to time, reasonably request the Agent to exercise such right as specified in such Lender’s notice to the Agent, whereupon the Agent promptly shall request of the applicable Loan Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party, the Agent promptly shall provide a copy of same to such Lender, and (z) any time that the Agent renders to the Borrowers a statement regarding the Loan Account, the Agent shall send a copy of such statement to each Lender.

9.17           Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of the Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty or liability to any Participant of any other Lender.  Except as provided in Section 9.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to the Borrowers or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

10.           MISCELLANEOUS

10.1           Waivers.  Each Entity Loan Party waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

10.2           Severability.  If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other Persons or circumstances shall not be affected thereby.

10.3           Deposit Collateral.  Each Entity Loan Party hereby grants to the Agent, any Agent Affiliate and each Lender, a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Agent,  any Agent Affiliate or any Lender, as applicable, to such Entity Loan Party and any cash, securities, instruments or other Property of such Entity Loan Party in the possession of the Agent, any Agent Affiliate or any Lender, as applicable,  whether for safekeeping or otherwise, or in transit to or from the Agent, any Agent Affiliate or any Lender (regardless of the reason the Agent, Agent Affiliate or Lender had received the same or whether the Agent, Agent Affiliate or any Lender has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Loan Parties to the Agent,  any Agent Affiliate or any Lender and such deposits and other sums may be applied or set off against such liabilities and obligations of the Loan Parties to the Agent, any Agent Affiliate or any Lender at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Agent, any Agent Affiliate or any Lender.

10.4           Indemnification.  The Loan Parties shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by Requirements of Law) from and against any and all claims, demands, Proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that the Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Sterling) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (b) with respect to any Proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of any Credit Extension provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or Properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or Properties of any Loan Party (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, the Borrowers shall have no obligation to any Indemnified Person under this Section 10.4 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Borrowers or any other Loan Party were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Loan Parties with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.5           Costs and Expenses.  The Loan Parties shall pay or reimburse (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including reasonable attorneys’ fees, charges and disbursements) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, and in connection with any amendments, modifications or waivers of the provisions hereof or thereof applicable to the Loan Parties (in each case whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swing Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Lender), in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swing Loan or any demand for payment thereunder and (c) all reasonable out-of-pocket expenses incurred by the Agent, any Lender, the Issuing Lender or the Swing Lender (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights as to the Loan Parties but not as to the Agent or other Lenders (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made or Letters of Credit issued herein, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letter of Credit.

10.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement.  Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

10.7           Complete Agreement.  This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersede all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

10.8           Binding Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Agent shall be entitled to rely thereon) until released in writing by the Agent.  No Entity Loan Party may assign or transfer any of its rights or delegate any of its obligations under this Agreement.  Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

10.9           The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other Person, and (b) all risk of loss, damage or destruction of the Collateral shall be borne by the Borrowers.

10.10           Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so.  The Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

10.11           Terms of Agreement.  This Agreement shall continue in full force and effect so long as any Obligations or obligation of any Loan Party to the Agent and the Lenders shall be outstanding, or the Agent and the Lenders shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among any Loan Parties and the Agent and the Lenders and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of the Agent and the Lenders or any of the liabilities, obligations or undertakings of or among any Loan Parties under any such agreement, nor shall any contemporaneous or subsequent agreement between or among any Loan Parties and the Agent and the Lenders be construed to limit or otherwise derogate from any of the rights or remedies of the Agent and the Lenders or any of the liabilities, obligations or undertakings of or among any Loan Parties hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

10.12           Notices.  Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (New York Time) or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile or electronic mail system); (c) if delivered by overnight courier, one Business Day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three Business Days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Agent, to:

Sterling National Bank
310 Crossways Park Drive
Woodbury, New York 11797
Attention: Payroll Finance – Division President
Fax No.:  (516) 496-3167

With a copy to:

Stradley Ronon Stevens & Young, LLP
100 Park Avenue, Suite 2000
New York, New York 10017
Attention: Gary P. Scharmett, Esq.
Fax No.: (646) 682-7180

If to any Entity Loan Party, to the Administrative Borrower:

AMERI Holdings, Inc.
100 Canal Pointe Boulevard, Suite 108
Princeton, New Jersey 08540
Attention: Chief Executive Officer
Fax No.:  (732) 243-9254

With a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Adam W. Finerman, Esq.
Fax No.:  (212) 451-2222

If to Giri:

12205 Winterberry Way
Princeton, New Jersey 08540

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section.  Notwithstanding the foregoing, any notice, request or demand by any Loan Party to or upon the Agent to make a Credit Extension shall not be effective until received.

10.13           Governing Law.  This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the choice of law or conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

10.14           Reproductions; Disclosures.  This Agreement and all documents which have been or may be hereinafter furnished by any Loan Party to the Agent  may be reproduced by the Agent by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).  The Agent may refer to any Entity Loan Party and this financing transaction in general terms in connection with any marketing material undertaken by the Agent. No Loan Party shall issue any press release or other disclosure regarding this financing transaction without the prior written consent of the Agent.

10.15           Completing and Correcting this Agreement.  Each Loan Party authorizes the Agent to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

10.16           ADDITIONAL WAIVERS.  IN ANY PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, EACH LOAN PARTY WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION OTHER THAN COMPULSORY COUNTERCLAIMS, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

10.17           Jurisdiction and Venue.  Each Loan Party irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County, over any Proceeding arising out of or relating to this Agreement.  Each Loan Party irrevocably waives, to the fullest extent it may effectively do so under applicable Requirements of Law, any objection it may now or hereafter have to the laying of the venue of any such or Proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.  Each Loan Party hereby consents to any and all process which may be served in any such Proceeding (i) by mailing a copy thereof by certified mail, postage prepaid, return receipt requested, and by first class mail to such Loan Party at each Loan Party’s address shown in this Agreement or as notified to the Agent in accordance with the terms of this Agreement or (ii) by serving the same upon such Loan Party in any other manner otherwise permitted by applicable Requirement of Law, and agrees that such service shall in every respect be deemed effective service on such Loan Party.

10.18           JURY WAIVER.  EACH LOAN PARTY AND THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED.  EACH LOAN PARTY CERTIFIES THAT NEITHER THE AGENT NOR THE LENDERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT AND THE LENDERS WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

10.19           Joint and Several.  All Loans made to the Borrowers shall be deemed jointly funded to, and received by, the Borrowers.  Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations.  Each Borrower acknowledges and agrees that the joint and several liability of the Borrowers is provided as an inducement to the Agent to provide loans and other financial accommodations to the Borrowers, and that each such loan or other financial accommodation shall be deemed to have been done or extended by the Agent in consideration of, and in reliance upon, the joint and several liability of the Borrowers.  The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a Lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason.  Each Borrower hereby waives: (a) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (i) acceptance of this Agreement, (ii) the making of loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (ii) the release of any other Borrower (or any other Loan Party) from its duties under this Agreement or the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s or Guarantor’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder.  It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above.  Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of the Borrowers, and the Liens granted by the Borrowers to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any Governmental Authority, as in effect from time to time.  Accordingly, the Agent and the Borrowers agree that if the obligations and liabilities of any Borrower hereunder, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under any applicable Requirement of Law, the obligations and liabilities of such Borrower hereunder, as well as the Liens securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or Liens to constitute a fraudulent conveyance or fraudulent transfer under any applicable Requirement of Law.  Each Loan Party hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Agreement, such Loan Party will not exercise any subrogation, contribution or other right or remedy against any other Loan Party or any security for any of the Obligations arising by reason of such Loan Party’s performance or satisfaction of its joint and several liability hereunder.  In addition, each Loan Party agrees that (a) such Loan Party’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (b) such Loan Party agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Agreement.

10.20           Construction.  Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.21           USA Patriot Act Notice.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow each Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Credit Extensions will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.22           Foreign Asset Control Regulations.  Neither the Credit Extensions nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties and none of or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.23           Confidentiality; Sharing Information.

(a)           Agent, each Lender and each Participant shall hold all non-public information designated as confidential and obtained by Agent, such Lender or such Participant pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Participant’s customary procedures for handling confidential information of this nature; provided, however, that, Agent, each Lender and each Participant may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Participants and Lenders (who agrees in writing or through electronic media to treat the information as confidential and use it solely in connection with a proposed transfer under Section 7), (iii) that ceases to be non-public information through no fault of Agent or any Lender, and (iv) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided, further, that, (A) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Participant shall use reasonable efforts prior to disclosure thereof, to notify the Borrowers of the applicable request for disclosure of such non-public information (1) by a Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent, a Lender or a Participant by such Governmental Authority) or (2) pursuant to legal process, and (B) in no event shall Agent, any Lender or any Participant be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender constituting possessory Collateral once all of the Obligations have been paid in full.

(b)           Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Agent, any Lender or by one or more Subsidiaries or Affiliates of Agent or such Lender and each Loan Party hereby authorizes Agent and each Lender to share any information delivered to Agent or such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Agent or such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Agent or such Lender, it being understood that any such Subsidiary or Affiliate of Agent or any Lender receiving such information shall be bound by the provision of this Section 10.23 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

10.24           Electronic Execution of Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Requirement of Law based on the Uniform Electronic Transactions Act.

10.25           Administrative Borrower.  Each Borrower hereby irrevocably appoints Partners as the borrowing agent and attorney-in-fact for each Borrower (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agent with all notices with respect to Revolving Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that if and to the extent the handling of the Loans and the Collateral of the Borrowers is done in a combined fashion, as more fully set forth herein, it is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Agent shall not incur any liability to any Borrowers as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agent to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Agent and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against the Agent by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of the Borrowers as herein provided, (b) the Agent relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent hereunder or under the other Loan Documents, except that the Borrowers will have no liability under this Section 10.25 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed s of the date first written above.

BORROWERS

AMERI AND PARTNERS INC

By:	/s/ Iyengar Giri Devanur Sampath
	Name:	Iyengar Giri Devanur Sampath
	Title:	President and Chief Executive Officer

BELLSOFT, INC.

By:	/s/ Iyengar Giri Devanur Sampath
	Name:	Iyengar Giri Devanur Sampath
	Title:	President and Chief Executive Officer

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On July 1, 2016, before me, Ngoc Dung Nguyen, personally appeared Iyengar Giri Devanur Sampath, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of New Jersey that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                      /s/ Ngoc Dung Nguyen  (Seal)

GUARANTORS

AMERI HOLDINGS, INC.

By:	/s/ Iyengar Giri Devanur Sampath
	Name:	Iyengar Giri Devanur Sampath
	Title:	President and Chief Executive Officer

LINEAR LOGICS, CORP.

By:	/s/ Iyengar Giri Devanur Sampath
	Name:	Iyengar Giri Devanur Sampath
	Title:	President and Chief Executive Officer

WINHIRE INC

By:	/s/ Iyengar Giri Devanur Sampath
	Name:	Iyengar Giri Devanur Sampath
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

/s/ Iyengar Giri Devanur Sampath
Iyengar Giri Devanur Sampath

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On July 1, 2016, before me, Ngoc Dung Nguyen, personally appeared Iyengar Giri Devanur Sampath, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacities, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument. I certify under PENALTY OF PERJURY under the laws of the State of New Jersey that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                      /s/ Ngoc Dung Nguyen  (Seal)

2

Accepted: STERLING NATIONAL BANK, as Agent and as a Lender

By:	/s/ Stephen M. Leavenworth
Name:	Stephen M. Leavenworth
Title:	Senior Vice President

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of ___________________ between _________________________ (“Assignor”) and _____________________ (“Assignee”).  Reference is made to the Agreement described in Annex I hereto (the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1.           In accordance with the terms and conditions of Section 7 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Guarantor or the performance or observance by the Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.           The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4.           Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.  The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Loan Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 9 and Section 10.23 of the Loan Agreement.

6.           Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.           This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]

as Assignor

By:
Name: Title:

[NAME OF ASSIGNEE]

as Assignee

By:
Name: Title:

ACCEPTED THIS ____ DAY OF _______________ STERLING NATIONAL BANK as Agent
By:
Name: Title:

3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: ___________________________

2.	Name and Date of Loan Agreement:

Loan and Security Agreement, dated as of July 1, 2016 by and among the Borrowers and Guarantors named therein, the lenders from time to time a party thereto (the “Lenders”) and Sterling National Bank, as the agent for the Lenders

3.	Date of Assignment Agreement:

4.	Amounts:

	a.	Assigned Amount of Revolver Commitment	$

	b.	Assigned Amount of Revolving Loans	$

	c.	Assigned Amount of Term Loan	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

8.	Agreed and Accepted:

[ASSIGNEE]	[ASSIGNOR]

By:	By:
Title:	Title:

Accepted: STERLING NATIONAL BANK, as Agent
By:
Name: Title:

EXHIBIT B

BORROWING BASE CERTIFICATE

  EXHIBIT C
  FORM OF COMPLIANCE CERTIFICATE

           [Date]

Sterling National Bank
310 Crossways Park Drive
Woodbury, New York 11797
Attention: Payroll Finance – Division President

RE:
Loan and Security Agreement dated as of July 1, 2016 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”) between, inter alia, Sterling National Bank (“Sterling”), as agent (“Agent”) for the lenders from time to time party thereto (“Lenders”), and Ameri and Partners Inc, Bellsoft, Inc., AMERI Holdings, Inc., Linear Logics, Corp. and WinHire Inc

Ladies and Gentlemen:

Reference is made to the Loan Agreement.  Capitalized terms used herein and not specifically defined shall have the meanings given to such terms in the Loan Agreement.

Pursuant to Section 17 [(a)/(b)] of Annex 2 of the Loan Agreement, I enclose the Entity Loan Parties’ financial statements for the month ended _______, 20__ (the “Reporting Month”) and the fiscal year-to-date period ended _______, 20__.

As the ________ [and/or _________________] of the Entity Loan Parties, I hereby certify to Agent that: (a) the financial statement(s) fairly and accurately represent the Entity Loan Parties’ financial condition at the end of the particular accounting periods covered by such financial statements, as well as the Entity Loan Parties’ operating results during such accounting periods, subject to year-end accountant reviewed adjustments; (b) during the Reporting Month, (i) to my knowledge, there has occurred no Default or Event of Default under the Loan Agreement, or, if I have knowledge that any Default or Event of Default has occurred during such period, a detailed description thereof is set forth on the Exhibit __ attached hereto, and (ii) the Entity Loan Parties have not received any notice of cancellation with respect to its property insurance policies; and (c) Exhibit __ attached hereto sets forth detailed calculations showing compliance with all financial covenants contained in the Loan Agreement, for the periods of measurement covered by or ending on the last day of the Reporting Month.

    Very truly yours,

[attach appropriate exhibits]

Annex 1
Definitions

Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Account Debtor” shall have the meaning set forth in the Code.

“Account(s) Receivable or Account” shall mean all the applicable Entity Loan Party’s accounts, Memo Accounts, accounts receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to such Entity Loan Party from any Person for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of such Entity Loan Party in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Entity Loan Party.

“Administrative Borrower” shall have the meaning set forth in Section 10.25.

“Affiliate” shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person, or (iii) any Person described in clause (a) above.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble of the Agreement.

“Agent-Related Persons” shall mean the Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.

“Agent’s Account” shall mean the deposit account of Agent designated as “Agent’s Account,” in writing, by Agent to the Borrowers and the Lenders.

“Agreement” shall mean this Loan and Security Agreement to which this Annex 1 is attached.

“Ameri Consulting shall mean Ameri Consulting Services Private Ltd., an India corporation.

“Anniversary Date” shall have the meaning set forth in Annex 2.

“Application Event” shall mean the occurrence of (a) a failure by the Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 1.4(b)(ii) of the Agreement.

“Assignee” shall have the meaning set forth in Section 7.1(a)(i) of the Agreement.

“Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A to the Agreement.

“Availability” shall mean as to any Borrower, as of any date of determination, the amount that such Borrower is entitled to borrow as Revolving Loans after giving effect to the then outstanding Revolver Usage.

“Bank Product” shall mean any one or more of the following financial products or accommodations extended to the Borrowers or any other Loan Party by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedging Agreements.

“Bank Product Agreements” shall mean those agreements entered into from time to time by Borrower or any other Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Amount” shall have the meaning set forth in the definition of “Obligations”.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party to a Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party is obligated to reimburse to a Bank Product Provider as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party pursuant to the Bank Product Agreements.

“Bank Product Provider” shall mean (a) Sterling or any of its Affiliates or (b) any Lender or any Affiliate of any Lender (in each case as to any Lender or any Affiliate of any Lender, to the extent approved by Agent in its sole discretion) that provides any Bank Products to any Loan Party.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Bellsoft” shall have the meaning set forth in the preamble to the Agreement.

“Bellsoft India” shall mean Bellsoft India Solutions Private Ltd., an India corporation.

“Blocked Account” shall have the meaning set forth in Section 4.17 of the Agreement.

“Borrowers” shall have the meaning set forth in the preamble to the Agreement.

“Borrowing” shall mean a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” shall have the meaning set forth in Section 8 of Annex 2

“Borrowing Base Certificate” shall mean the Borrowing Base Certificate in the form of Exhibit B to the Agreement, delivered in accordance with the terms and conditions of the Agreement.

“BSI Global” shall mean BSI Global IT Solutions Inc., a Canada corporation.

“Business Day” shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York City.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” shall mean any LC Cash Collateral.

“Cash Collateral Account” shall mean one or more demand deposit, money market or other accounts established by the Borrowers at the Agent, which accounts shall be subject to the Agent’s Liens for the benefit of the Lenders or, in the sole discretion of the Agent, a book entry evidencing the Cash Collateral (which may be comingled with, and need not be segregated from, the Agent’s general funds).

2

“Cash Collateralize” shall mean, with respect to any LC Obligations arising from Letters of Credit outstanding on any date, the deposit with the Agent of immediately available funds into the Cash Collateral Account in an amount equal to 110% of the sum of the aggregate Undrawn Amounts of such Letters of Credit, plus all related fees and other amounts due or to become due in connection with such LC Obligations.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change in Control” shall mean (i) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Voting Stock of Parent (or other securities convertible into such Voting Stock) representing thirty percent (30%) or more of the combined voting power of all Voting Stock of Parent; (ii) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over its Voting Stock (taking into account all Voting Stock that such Person or group has the right to acquire pursuant to any option, warrant, conversion or exchange right) representing thirty percent (30%) or more of the combined voting power of the Voting Stock of Parent; or (iii) during any period of twenty-four (24) consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors of Parent are not Continuing Directors; (iv) Parent fails to own and control, directly or indirectly, one hundred percent (100%) of the Stock of each other Entity Loan Party.

“Closing Date” shall mean the date upon or after the execution of this Agreement on which all of the conditions precedent to the making of the initial Credit Extension shall have been satisfied or waived.

“Code” shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Collateral” shall mean all right, title and interest of each Entity Loan Party in and to all assets, whether tangible or intangible, real or personal, and, whether now owned or existing or hereafter created, acquired or arising, and wherever located from time to time and including, without limitation, all Accounts; chattel paper; goods; inventory; equipment; fixtures; farm products; instruments; investment property; documents; commercial tort claims; deposit accounts and money; letter-of-credit rights; general intangibles; supporting obligations; vehicles; real property; to the extent not listed above, all other personal property and real property; health-care insurance receivables; money; and all proceeds and products of the foregoing; provided, however, that notwithstanding the foregoing, “Collateral” shall not include Excluded Equity.

“Commitment” shall mean, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule A to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 7.1 of the Agreement.

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“Competitor” shall mean any Person which is a direct competitor of any Borrower or its Subsidiaries if, at the time of a proposed assignment, Agent and the assigning Lender have actual knowledge that such Person is a direct competitor of such Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of such Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Continuing Director” shall mean (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office on the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Loan Party: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Extension” shall mean providing any financial accommodation hereunder, including the making of a Loan or the issuance of a Letter of Credit or bankers’ acceptance.

“[Redacted]” shall mean [Redacted].

“[Redacted] Acquisition” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Default” shall mean any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 1.6(c) of this Agreement.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by the Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

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“Defaulting Lender Rate” shall mean (a) for the first three (3) days from and after the date the relevant payment is due, the Wall Street Journal Prime Rate, and (b) thereafter, the Wall Street Journal Prime Rate plus five percent (5%) per annum.

“Designated Account” shall mean as to each Borrower, any account of such Borrower at Sterling that has been designated as the “Designated Account”, in writing, by such Borrower (or by the Administrative Borrower on behalf of such Borrower) to Agent.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the prior twelve (12) months, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the accounts determined to be dilutive by the Agent in its sole discretion during this period, by (b) each Borrower’s net sales during such period (excluding extraordinary items) plus, without duplication, the amount of clause (a).

“Document” shall mean a document of title, as defined in Section 1-201 of the Code.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a  “controlled foreign corporation” within the meaning of Section 957 of the Tax Code.

“Eligible Account” shall mean, as to any Borrower, an Account owing to the Borrower which is acceptable to the Agent in its sole discretion for lending purposes.  Without limiting the Agent’s discretion, the Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(a)           it is genuine and in all respects is what it purports to be;

(b)
it is owned by the Borrower, the Borrower has the right to subject it to a Lien in favor of the Agent or assign it to the Agent and it is subject to a first priority perfected Lien in favor of the Agent and to no other claim or Lien whatsoever, other than Permitted Liens;

(c)
it arises from (i) the performance of services by the Borrower in the ordinary course of its business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (ii) the sale or lease of goods by the Borrower in the ordinary course of its business, and (x) such goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the goods which are the subject of such Account, and (z) has possession of, or the Borrower has delivered to the Agent (at the Agent’s request) shipping and delivery receipts evidencing delivery of such goods;

(d)
other than with respect to Memo Accounts, it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within the number of days set forth in Section 9(a) of Annex 2 and does not remain unpaid past the due date thereof for more than for the number of days set forth in Section 9(b) of Annex 2; provided, however, that if more than the percentage set forth in Section 9(c) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than the earlier of (A) the number of days set forth in Section 9(b) of Annex 2 past the respective due dates thereof, or (B) the number of days set forth in Section 9(a) of Annex 2 after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

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(e)
it is valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(f)	it does not arise out of a contract or order which fails in any material respect to comply with the applicable Requirements of Law;

(g)	the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary or Affiliate of the Borrower;

(h)
it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Account to the Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(i)
it is not an Account with respect to which the Account Debtor is located in a state which requires the Borrower, as a precondition to commencing or maintaining a Proceeding in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state; or (ii) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) the Borrower has taken one of the actions described in clauses (i) or (ii); (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by the Borrower at its election; or (z) the Borrower has proven, to the Agent’s satisfaction, that it is exempt from any such requirements under any such state’s Requirements of Law;

(j)	the Account Debtor is located within the United States of America;

(k)
it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(l)
it is not an Account (i) with respect to which any representation or warranty contained in this Agreement is untrue; or (ii) which violates any of the covenants of the Borrower contained in this Agreement;

(m)
it is not an Account which, when added to a particular Account Debtor’s other indebtedness to the combined Borrowers, exceeds the percentage specified in Section 9(d) of Annex 2 of all Accounts of the combined Borrowers; and

(n)	it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Agent in its sole discretion; or

(o)	it is an Eligible Memo Account.

 “Eligible Memo Account(s)” shall mean as to any Borrower, Memo Accounts which, except solely for the fact that such amounts have not as yet been billed to the customer for whom the services were rendered, would constitute Eligible Accounts hereunder; provided, however, that notwithstanding anything in this Agreement to the contrary, each Memo Account constituting an Eligible Memo Account shall cease to be an Eligible Memo Account thirty (30) days after the date that such Memo Account is created.

“Eligible Transferee” shall mean (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by the Agent.

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 “Entity Guarantor(s)” shall mean all Guarantors that are corporations, limited liability companies or other entities.

“Entity Loan Party” shall mean the Borrowers and all Entity Guarantors.

“Environmental Action” shall mean any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, or any of their predecessors in interest.

“Environmental Laws” shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Entity Loan Party as a result of, or related to, any claim, Proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of Property, whether on, prior to or after the date hereof.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, collectively, any Entity Loan Party, and any Person under common control, or treated as a single employer, with any Entity Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

“ERISA Event” shall mean any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a Lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

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“Event of Default” shall have the meaning set forth in Section 6.1 of the Agreement.

“Excluded Equity” means, any Stock having a right to vote of any direct Subsidiary of any Entity Loan Party that is or becomes a party hereto that is a controlled foreign corporation (as defined in Section 957 of the Tax Code (a “CFC”)) in excess of 65% of the total combined voting power of all classes of stock of such CFC that are entitled to vote (within the meaning of Section 1.956-2(c)(2) of the Treasury Regulations), except to the extent that a pledge hereunder of such excess Stock could not reasonably be expected to result in an adverse tax consequence to such Entity Loan Party.

“Extraordinary Advance” shall have the meaning set forth in Section 1.3(d)(iii) of the Agreement.

“Fee Letter” shall mean that certain fee letter, dated as of even date with the Agreement, between the Borrowers and the Agent, in form and substance satisfactory to the Agent.

“Foreign Subsidiary” shall mean any of Ameri Consulting, BSI Global and Bellsoft India.

“Formation Documents” shall mean as to any Person which is (a) a corporation, the certificate or articles of incorporation of such Person, (b) a limited liability company, the articles of organization or certificate of formation of such Person, (c) a limited partnership, the certificate of limited partnership of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Funding Date” shall mean the date on which a Borrowing occurs.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

“Giri” shall have the meaning set forth in the preamble to the Agreement.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor(s)” shall mean those Persons described as such in Annex 2, and includes the Guarantors as defined in the preamble to this Agreement.

“Guaranty” shall mean any guaranty executed by a Guarantor in favor of the Agent for the benefit of itself and the other Lenders.

“Hazardous Material” shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

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“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“High Credit Accounts” shall mean those Account Debtors of each Borrower that the Agent determines, in its sole discretion, are of such level of creditworthiness as to warrant a higher concentration limit for purposes of determining their status as Eligible Accounts under this Agreement.

“Immaterial Subsidiary” means any Subsidiary of Parent as to which (a) the aggregate fair market value of its total Property does not exceed $150,000 and (b) the aggregate amount of its liabilities (both liquidated and contingent) does not exceed $150,000, and (c) no trade or business is ongoing or being conducted.

“Indebtedness” shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under leases which are, or should be, under GAAP recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (b) all obligations for borrowed money or for the deferred purchase price of Property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities directly or indirectly guaranteed by such Person; (e) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to Property used and/or acquired by such Person; (f) all obligations of such Person in respect of letters of credit or bankers’ acceptances; (g) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (h) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.  The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.4 of the Agreement.

“Indemnified Person” shall have the meaning set forth in Section 10.4 of the Agreement.

 “Ineligible Institution” shall mean the Persons identified in writing to Agent by the Borrowers on or prior to the Closing Date, which list of Persons is consented to in writing by Agent (such consent not to be unreasonably withheld or delayed).

 “Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Issuing Lender” shall mean Sterling or any other Lender that, at the request of the Borrowers and with the prior written consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 1.16 of the Agreement and Issuing Lender shall be a Lender.

“Key Managers” shall mean and include Giri Devanur, and the chief executive officers of Partners and Bellsoft.

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“Langer Agreement” shall mean that certain License Agreement dated March 26, 2015, between Dr. Arthur M Langer, as “Licensor” and Ameri100 (a/k/a Ameri and Partners, Inc.).

“Lender” shall have the meaning set forth in the preamble to the Agreement, shall include an Issuing Lender and a Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 7.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” shall mean each of the Lenders (including Issuing Lender and the Swing Lender) and the Agent, or any one or more of them.

“Lender-Related Person” shall mean, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“LC Application” shall mean an application by a Borrower to the Issuing Lender, pursuant to a form approved by the Issuing Lender, for the issuance of a Letter of Credit, which application is submitted to the Issuing Lender at least five (5) days prior to the requested issuance of such Letter of Credit.

“LC Cash Collateral” shall mean all cash, and any interest or other income earned thereon, that is deposited with the Agent in accordance with this Agreement to Cash Collateralize any LC Obligations.

“LC Conditions” shall mean the following conditions, the satisfaction of each of which is required before the Issuing Lender shall be obligated to issue a Letter of Credit: (a) each of the conditions set forth in Section 1.15 of this Agreement has been and continues to be satisfied, including the absence of any Default or Event of Default; (b) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been submitted to the Issuing Lender, the LC Obligations would not exceed (i) the Maximum LC Obligation and (ii) the difference of (A) minus (B), where (A) is the lesser of the Borrowing Base and the Maximum Revolver Amount and (B) is the sum of the principal amount of Revolving Loans (inclusive of Swing Loans) plus the face amount of Letters of Credit then outstanding; (c) such Letter of Credit has an expiry date that is no more than the earlier of (i) one year from the date of issuance and (ii) 180 days after the Revolving Loan Maturity Date, and in the event such expiry date is after the Revolving Loan Maturity Date, such Letter of Credit shall be Cash Collateralized during the period from the date of its issuance until the date it expires or is terminated, unless otherwise agreed by the Agent in its discretion; and (d) the currency in which payment is to be made under the Letter of Credit is Dollars.

“LC Documents” shall mean any and all agreements, instruments and documents (other than an LC Application) required by the Issuing Lender to be executed by a Borrower or any other Person and delivered to the Issuing Lender as a condition to the issuance of a Letter of Credit.

“LC Facility” shall mean a sub-facility established pursuant to Section 1.16 of this Agreement and described in Annex 2 and shall be considered utilization of the Maximum Revolver Amount.

“LC Obligations” shall mean, on any date, an amount (in Dollars) equal to the sum of (without duplication) (a) all amounts then due and payable by a Borrower on such date by reason of any payment that is made by the Issuing Lender under a Letter of Credit and that has not been repaid to the Issuing Lender, plus (b) the Undrawn Amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Issuing Lender, plus (c) all fees and other amounts due or to become due in respect of Letters of Credit outstanding on such date.

“LC Support” shall mean a guaranty, Cash Collateral or other support agreement in favor of Issuing Lender, acceptable to Issuing Lender in its sole and absolute discretion, pursuant to which the payment or performance by a Borrower of its obligations under an LC Application, including the obligation to reimburse Issuing Lender for any payment made by the Issuing Lender under such Letter of Credit, is guaranteed or otherwise assured to the Issuing Lender’s sole satisfaction.

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“Letter(s) of Credit” shall mean standby letters of credit issued by the Issuing Lender to support an obligation of a Borrower in accordance with terms and provisions of the LC Documents, which shall be in form and substance satisfactory to Issuing Lender.

“Letter of Credit Disbursement” shall mean a payment made by Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Exposure” shall mean, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the LC Obligations on such date.

“Letter of Credit Fees” shall have the meaning set forth in Annex 2.

“Lien” shall mean any lien  (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Lien Law” shall have the meaning set forth in Section 4.13 of the Agreement.

“Linear Logics” shall have the meaning set forth in the preamble to the Agreement.

“Loan(s)” shall mean any Revolving Loan, Swing Loan, Extraordinary Advance, or Term Loan made (or to be made) hereunder.

“Loan Documents” shall mean the Agreement, the Notes (if any), the Fee Letter, any security agreements, pledge agreements or guaranties and any and all other agreements, instruments, documents, amendments or renewals executed and delivered in connection with any of the foregoing.

“Loan Party” shall mean any of the Borrowers, the Guarantors or Giri.

“Loan Party Taxes” shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

“Lock Box” shall have the meaning set forth in Section 4.17 of the Agreement.

“Managing Person” shall mean with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Change” shall mean any act, omission, event or undertaking which, singly or together  with one or more other acts, omissions, events or undertakings, could reasonably be expected to have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of any Entity Loan Party or  (b) the ability of any Loan Party to perform its obligations in a timely manner under the Loan Documents.

“Maturity Date” shall mean the Term Loan Maturity Date and/or the Revolving Loan Maturity Date, as set forth in Annex 2.

“Maximum Facility Amount” shall have the meaning set forth in Annex 2.

“Maximum Revolver Amount” shall have the meaning set forth in Annex 2.

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“Maximum LC Obligation” shall have the meaning set forth in Annex 2.

“Maximum Swing Loan Amount” shall mean the greater of (a) $1,200,000 and (b) an amount equal to fifteen percent (15%) of the Maximum Revolver Amount.

“Memo Account(s)” shall mean, as to any Borrower, amounts recorded on such Borrower’s accounting records for services that have been rendered to customers pursuant to approved time sheets or electronic approvals as to which payroll obligations of a Borrower have arisen by virtue of having provided such services and which have not as yet been billed or invoiced to such customers.

 “Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Entity Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

 “Non-Consenting Lender” shall have the meaning set forth in Section 8.2(a) of the Agreement.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall mean any promissory note evidencing a Loan.

“Obligation(s)” shall mean, without limitation, all loans, advances (including, without limitation, Revolving Loans, Swing Loans and Protective Advances), indebtedness, bankers’ acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing by any Loan Party to the Agent or any Lender or any Affiliate of Agent or any Lender at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by any Loan Party to the Agent or any Lender or any Affiliate of Agent or any Lender; or are due indirectly by any Loan Party to the Agent or any Lender or any Affiliate of Agent or any Lender as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Agent or any Lender or any Affiliate of Agent or any Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents.  Said term shall also include all interest and other charges chargeable to any Loan Party or due from any Loan Party to the Agent or the Lenders or any Affiliate of Agent or any Lender from time to time and all costs and expenses referred to in this Agreement or in any of the other Loan Documents (including, without limitation any fees provided for in the Fee Letter).  With respect to any Bank Product Obligations, the same shall only be included within the Obligations if (i) the applicable Bank Product Provider, other than Sterling and its Affiliates, and the applicable Loan Party shall have delivered prompt written notice to Agent (but in no event later than ten (10) Business Days) that (a) such Bank Product Provider has entered into a transaction to provide Bank Products to such Loan Party, (b) the maximum dollar amount of Obligations arising thereunder to be included as a reserve (the “Bank Product Amount”), together with the methodology used by such parties in determining the Bank Product Amount, subject in all events, however, to Agent’s right, in its sole discretion, to establish such reserve as Agent shall at any time determine is appropriate to reflect the reasonably anticipated liabilities and obligations of Loan Parties with respect to such Bank Product then provided or outstanding, and (c) the express agreement of such Bank Product Provider and such Borrower or such other Loan Party that the Bank Product Obligations arising pursuant to such Bank Products provided to such Borrower or such other Loan Party constitute Obligations entitled to the benefits of the Liens of Agent granted hereunder, and Agent shall have accepted such notice in writing, (ii) in no event shall any Bank Product Provider acting in such capacity to whom such Bank Product Obligations are owing be deemed a Lender for purposes hereof except with respect to the Lien granted in favor of Agent, for itself and on behalf of each Lender, and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien of Agent or with respect to any other matter governed by the Agreement or any other Loan Document, and (iii) Agent may terminate the Agreement and the other Loan Documents, along with any Liens granted under the Agreement and the other Loan Documents, without any notice to or consent by any Bank Product Provider, in its capacity as such, regardless of whether or not any Bank Product Obligations are outstanding.

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“Organizational Documents” shall mean as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person and, in addition, in the case of a limited partnership, the certificate of limited partnership, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Originating Lender” shall have the meaning set forth in Section 7.1(e) of the Agreement.

“Other Taxes” shall have the meaning set forth in Section 1.13 of the Agreement.

“Overadvance” shall have the meaning set forth in Section 1.8 of the Agreement.

“Overnight Libor Rate” shall mean for any day, the overnight London Interbank Offered Rate for deposits in U.S. Dollars as set by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available) (“ICE”) and published by ICE at approximately 11:00 a.m. London time on such day.  For any day that is not a Business Day, the Overnight Libor Rate for such day shall be shall be the rate published by ICE in the immediately preceding Business Day, rounded up to the nearest one-hundredth of one percent.

“Parent” shall have the meaning set forth in the preamble to the Agreement.

“Participant” shall have the meaning set forth in Section 7.1(e) of the Agreement.

“Participant Register” shall have the meaning set forth in Section 7.1(i) of the Agreement.

“Partners” shall have the meaning set forth in the preamble to the Agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Loan Party: a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Permitted Acquisition” shall mean the purchase by Parent or a wholly-owned Domestic Subsidiary thereof, other than an Immaterial Subsidiary, of (a) all of the Stock of [Redacted] (the “[Redacted] Acquisition”) or (b) substantially all of the Stock or substantially all of the business and Property of any other Person, subject to and only to the extent that the conditions set forth in Section 19 of Annex 2 are satisfied.

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“Permitted Investments” shall mean:

(a)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(b)
investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody’s Investors Service, Inc. or any successor thereto;

(c)
investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)
fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Holders” shall mean, collectively, Giri, Srinidhi “Dev” Devanur and Lone Star Value Investors, LP, or a Person wholly-owned and controlled by them or any of them.

“Permitted Liens” shall mean (a) Liens securing the Obligations hereunder, (b) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate Proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (c) Liens of warehousemen and bailees for customary storage charges and fees, (d) purchase-money Liens covering solely equipment constituting capital assets owned or leased by any Loan Party and the proceeds thereof and securing not more than $10,000 in purchase money Indebtedness, (e) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (f) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (g) judgment Liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other Proceedings not constituting an Event of Default under Section 6.1(p) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and Proceedings, (h) unexercised statutory or common law bankers’ and brokers’ Liens and (i) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible Property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate Proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP.

“Permitted Overadvance” shall have the meaning set forth in Section 1.8 of the Agreement.

“Permitted Restricted Payments” shall mean, so long as no Default or Event of Default has occurred or would occur as a result of any such payment, if an Entity Loan Party is a “disregarded entity” for federal income tax purposes under the Internal Revenue Code, for any taxable year, cash dividends paid by such Entity Loan Party to its members or shareholders, as the case may be, in an aggregate amount equal to such members’ or shareholders’, as the case may be, actual federal and state income tax liability for such taxable year (or portion thereof) attributable to the Entity Loan Party’s taxable income, provided that (a) as a condition precedent to any such payment, the Borrowers shall deliver to the Agent a letter from their independent public accountants, in form and substance satisfactory to the Agent, detailing the amount necessary to be applied to such members’ or shareholders’ (as the case may be) tax liabilities, which letter may relate to the estimated tax payments for the next succeeding four quarters, (b) such payment or distribution shall be limited to the amounts specified in said letter, and (c) after any redetermination of such Entity Loan Party’s taxable income for such period, such Entity Loan Party shall receive from each of its members or shareholders, as the case may be, a repayment of the aggregate amount (if any) by which any such distribution exceeded the allocable amount of such member’s or shareholder's (as the case may be) actual tax liability.

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 “Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Entity Loan Party or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

 “Pledge Agreement” shall mean any of those certain Pledge Agreements in favor of the Agent made by (a) Parent with respect to the Stock of each Borrower and Ameri Consulting and (b) each Borrower with respect to the Stock of their respective direct Subsidiaries.

 “Proceeding” shall mean any suit, action, arbitration, audit, investigation or other proceeding before or by any Governmental Authority.

“Projections” shall mean Parent its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statement, and (c) cash flow statements, all prepared on a basis consistent with such Parent and its Subsidiaries’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Property” shall mean all types of real, personal, tangible, intangible or mixed property.

 “Pro Rata Share” shall mean, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolving Loans by (z) the outstanding principal amount of all Revolving Loans,

(b)           with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolving Loans by (z) the outstanding principal amount of all Revolving Loans; provided, however, that if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero,

(c)           with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan,

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(d)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under this Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan by (z) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Revolving Loans plus the outstanding principal amount of such Lender’s portion of the Term Loan by (z) the outstanding principal amount of all Revolving Loans plus the outstanding principal amount of the Term Loan, provided, however, that if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” shall have the meaning set forth in Section 1.3(d)(i) of the Agreement.

“Register” shall have the meaning set forth in Section 7.1(h) of the Agreement.

“Registered Loan” shall have the meaning set forth in Section 7.1(h) of the Agreement.

“Related Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Lender” shall have the meaning set forth in Section 1.12(e) of the Agreement.

“Report” shall have the meaning set forth in Section 9.16(a) of the Agreement.

“Required Lenders” shall mean, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders, “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Requirements of Law” shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other Property) with respect to any shares of any class of Stock of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such Stock.

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“Revolver Commitment” shall mean, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all applicable Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule A to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 7.1 of the Agreement.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the LC Obligations.

“Revolving Loan Account” shall have the meaning set forth in Section 1.5 of the Agreement.

“Revolving Loan Exposures” shall mean, with respect to any Lender with a Revolver Commitment, as of any date of determination, (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loan Maturity Date” shall have the meaning set forth in Annex 2.

“Revolving Loans” shall have the meaning set forth in Section 1.1 of the Agreement.

“Settlement” shall have the meaning set forth in Section 1.3(e)(i) of the Agreement.

“Settlement Date” shall have the meaning set forth in Section 1.3(e)(i) of the Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Reserve” shall mean, on any date on or after the Term Loan Funding Date, an amount equal to the lesser of (a) $1,000,000 and (b) the principal balance of the Term Loan outstanding on such date (and $0 on any date prior to the Term Loan Funding Date).

“Sterling” shall have the meaning set forth in the preamble to the Agreement.

 “Stock” shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subordinated Indebtedness” shall mean Indebtedness that is the subject of a Subordination Agreement.

“Subordination Agreement” shall mean and include any subordination agreement satisfactory in form and substance to the Agent and executed by a subordinated creditor in favor of the Agent.

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“Subsidiary” shall mean, with respect to any Person, any other Person (other than a natural person), the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.  Unless otherwise indicated, references to a “Subsidiary” are to a Subsidiary of an Entity Loan Party.

“Swing Lender” shall mean Sterling or any other Lender that, at the request of the Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 1.3(b) of the Agreement.

“Swing Loan” shall have the meaning set forth in Section 1.3(b) of the Agreement.

“Swing Loan Exposure” shall mean, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Tax Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Taxes” shall have the meaning set forth in Section 1.13 of the Agreement.

“Term Loan” shall have the meaning set forth in Section 1.2 of the Agreement.

“Term Loan Amount” shall have the meaning set forth in Annex 2.

“Term Loan Commitment” shall mean, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule A to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 7.1 of the Agreement.

“Term Loan Exposure” shall mean, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Loan Funding Date” shall mean the date on or after the date on which the [Redacted] Acquisition is consummated and all the other conditions precedent set forth in Section 1.15 of the Agreement have been satisfied and on which the Lenders fund and deliver the proceeds of the Term Loan to the Borrowers.

“Term Loan Maturity Date” shall have the meaning set forth in Annex 2.

“Third Party Agreement” shall mean any contract between any Entity Loan Party and one or more third parties.

“Title IV Plan” shall mean a Pension Plan or Plan.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

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“Transactions” shall mean (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the making of the Credit Extensions and (c) the use of the proceeds of the Credit Extensions.

“Undrawn Amount” shall mean on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.

“Unintentional Overadvance” shall have the meaning set forth in Section 1.8.

“Validity Guaranty” shall mean and refer to the validity guaranty and support agreement by Giri in favor of the Agent with respect to the Borrowers’ respective Accounts.

“Vendor Management Service Agreement” shall mean an agreement between a customer of a Borrower and a third party firm that (i) acts as a conduit for the customer to manage and procure staffing temporary services as well as outside contract or contingent labor, and (ii) consolidates such customer’s contingent workforce order distribution, billing and payment to those companies providing the contingent labor.

“Vendor Management Serviced Accounts” shall mean Accounts of customers of a Borrower that are party to a Vendor Management Service Agreement satisfactory to the Agent.

 “Voting Stock” shall mean Stock of any Person having ordinary power to vote in the Managing Persons or other controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such Person shall have or might have voting power by reason of the occurrence of any contingency).

“Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the “prime rate,” or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by Sterling, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

“Winhire” shall have the meaning set forth in the preamble to the Agreement.

Accounting Terms and Principles and GAAP.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrowers shall be given effect if such change would affect a calculation that measures compliance with any provision of the Agreement unless the Borrowers and the Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, the Agreement, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Certain References.  Unless otherwise expressly indicated, references (a) in the Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, the Agreement and (b) in any Loan Document, to (i) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of the Agent is not obtained, any modification to any term of such agreement, (ii) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (iii) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

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Code Terms  All terms which are not defined herein but which are defined in the Code shall have the meanings given to them in the applicable Code.

Interpretation and Certain Terms.  Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “Property,” which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any Property).  The terms “herein,” “hereof” and similar terms refer to the Agreement as a whole.  In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  In any other case, the term “including” when used in any Loan Document means “including without limitation.”  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  A Default shall exist or continue or be continuing unless and until such Default has been cured in a manner satisfactory to Agent within any applicable cure period provided for in the Agreement. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by Agent in accordance with the terms and conditions hereof.  Whenever the phrase “to the Borrower’s knowledge” or words of similar import are used in any Loan Document, it means actual knowledge of any officer of a Borrower or knowledge that an officer of Borrower, after due inquiry, would have obtained if he or she had engaged in the good faith performance of his or her duties.  The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

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ANNEX 2

SCHEDULE OF FACILITY INFORMATION

1.	Term Loan Amortization (Section 1.2(b))

The principal amount of the Term Loan will be repaid as follows: (i) equal consecutive monthly installments in the amount of $33,333.33 each, with the first such installment due on the first day of the calendar month following the Closing Date, and continuing thereafter through and including the first day of the calendar month preceding the Term Loan Maturity Date and then (ii) one final payment of the entire remaining principal balance, together with all accrued unpaid interest on the Term Loan Maturity Date.

2.	Interest Rate (Section 1.6(a))

(i)             in the case of Revolving Loans, a rate per annum equal to the sum of (a) the Wall Street Journal Prime Rate plus (b) Two Percent (2.00%).

(ii)            in the case of the Term Loan, a rate per annum equal to the sum of (a) the Wall Street Journal Prime Rate plus (b) Three and Three Quarters Percent (3.75%),

(iii)           in the case of other Obligations of the Borrowers, a rate per annum equal to the sum of (a) the greater of (A) Three and One Quarter Percent (3.25%) or (B) Wall Street Journal Prime Rate plus (b) Three and Three Quarters Percent (3.75%).

3.	Conditions to Initial Credit Extensions (Section 1.14) and Subsequent to Initial Credit Extensions (Section 1.15)

In accordance with Section 1.14, the following conditions precedent to the initial extension of credit must be satisfied:

(i)            The Agent shall have received (A) monthly and annual Projections for calendar year 2016, satisfactory to the Agent, and (B) a projection showing twelve-month availability (in Borrowing Base Certificate format), with all assumptions, satisfactory to the Agent.

(ii)            Satisfactory pre-closing field examination and update field examination, including without limitation, updated dilution statistics and percentages.

(iii)           The Borrowers shall have executed and delivered to the Agent Borrowing Base Certificates as of the Closing Date indicating a combined Availability, after giving effect to the closing of the Loans and the payment of all obligations intended to be satisfied as of the Closing Date (including all transaction costs and repayment of the prior lender), of not less than $500,000.

(iv)           The Borrowers shall have delivered to the Agent evidence satisfactory to the Agent that Parent and its Subsidiaries have satisfactory insurance covering all risks and at such levels as are determined by the Agent to be adequate and customary in the Borrowers’ industry, together with appropriate lender loss payee and additional insured endorsements (and such other endorsements as the Agent shall reasonably require).

(v)           The Agent shall have reviewed and been satisfied with the Borrowers’ Tax Guard reports.

(vi)           There shall have been no Material Adverse Change in Parent and its Subsidiaries from its quarterly financial statements as of March 31, 2016 (included in its quarterly report on Form 10-Q for its fiscal quarter then ended) through the Closing Date.

(vii)          No material default in any of the Entity Loan Parties’ obligations or its compliance with any applicable Requirements of Law shall exist.

(viii)         The Borrowers shall cause to be delivered to the Agent an opinion of legal counsel to the Entity Loan Parties satisfactory in form and substance to Agent and its counsel, including, without limitation, opinions regarding the validity and enforceability of the Loan Documents, due authority of the Entity Loan Parties to enter into and perform their respective obligations under the Loan Documents, non-contravention with any material agreement or Organizational Document of the Entity Loan Parties, and the perfected status of the Agent’s Liens upon the Collateral.

(ix)           The Borrowers shall cause to be delivered to the Agent a written summary of any pending Proceeding involving any Entity Loan Party, which summary shall (i) quantify the potential liability of the Entity Loan Party, which liability shall not exceed $50,000 in the aggregate, and (ii) otherwise be in form and substance satisfactory to the Agent.

(x)            Lone Star Value Investors, LP shall enter into a Subordination Agreement with respect to its $5,000,000 Convertible Note.

(xi)           Parent and each of its Domestic Subsidiaries shall establish their respective operating accounts at Sterling and each Entity Loan Party shall establish a Lock Box pursuant to Section 4.8 of the Agreement.

(xii)          As to the making of the Term Loan, the [Redacted] Acquisition shall have been consummated (and the Agent shall have received satisfactory evidence thereof) and there shall then be Availability greater than $0, taking into account the application of the Specified Reserve.

4.	Inspections (Sections 2.6 and 4.2)

Frequency:	as to each Borrower, provided, that no Default or Event of Default has occurred, not more than twice in any twelve-month period with respect to field examinations and Collateral audits and analyses.

Cost	as to each Borrower, $1,000 per person per day plus out-of-pocket expenses if such auditor is an employee of the Agent; actual costs if such auditor is retained by the Agent.

5.	Financial Statements (Section 3.12)

Consolidated and consolidating balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2015, audited by RAM Associates, CPAs, independent certified public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2016, certified by the chief financial officer of Parent.

6.	Operating and Deposit Accounts (Section 4.8)

Except as set forth on Schedule 4.8 or as otherwise agreed to in writing by the Agent, all bank accounts, investment accounts and other deposit accounts of the Entity Loan Parties will be maintained at the Agent.  To the extent that any such accounts set forth on Schedule 4.8 or as are, with the Agent’s prior written consent, established or maintained at a bank or other financial institution other than the Agent, then the Agent, each Entity Loan Party and each depository bank or other financial institution maintaining such accounts shall have entered into a deposit account control agreement in form and substance satisfactory to the Agent.  All of the existing deposit accounts, investment accounts and other accounts in the name of or used by the Entity Loan Parties (or any of them) maintained at any bank or other financial institution are set forth in Schedule 4.8, which such Schedule also indicates those of such accounts that will be closed on or before sixty (60) days after the Closing Date.  No new accounts will be opened by any Entity Loan Party without the Agent’s prior written consent.

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7.	Intentionally left blank

8.	Definition of Borrowing Base

“Borrowing Base” shall mean as to each Borrower, an amount not to exceed the following as shown on Agent’s records at any time and as reported by the Borrower prior to each request for a Revolving Loan and each request for a Letter of Credit and in a Borrowing Base Certificate as required by this Agreement:

(a)
up to 90% of the unpaid face amount of all Eligible Accounts of the Borrower (less maximum discounts, credits and allowances which may be taken by or granted to Account debtors in connection therewith in the ordinary course of the Borrower’s business) provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by the Agent based on the results of the most recent twelve (12) month period for which the Agent has conducted a field audit of the Borrower) exceeds three percent (3%), plus

(b)
up to 72% of the book amount of all Eligible Memo Accounts, provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by the Agent based on the results of the most recent twelve (12) month period for which the Agent has conducted a field audit of the Borrower) on Eligible Accounts referenced in clause (a) of this definition of “Borrowing Base” exceeds three percent (3%), minus

(c)	an amount equal to 100% of the LC Obligations at such time, minus

(d)	the Specified Reserve, minus

(e)	such other reserves as the Agent elects, in its sole discretion, to establish from time to time.

9.	Eligible Accounts

(a)
Maximum days to maturity re invoices: 90 days after the date of the relevant invoice (see clause (d) of “Eligible Account”), except for select Vendor Management Serviced Accounts and such other accounts as are approved by the Agent in writing from time to time, which may be extended to up to 120 days after the date of the relevant invoice, as determined by the Agent in its discretion (see clause (d) of “Eligible Account”)

(b)	Maximum days past maturity re invoices: 60 days past the due date set forth in the relevant invoice (see clause (d) of “Eligible Account”), but in no event more than 90 days after the invoice date

(c)
Maximum percentage of invoices with maturity longer than that set forth in (a) above and past due beyond the number of days set forth in (b) above, per Account Debtor: for all Account Debtors (other than Vendor Management Serviced Accounts) 50%, and for Vendor Management Serviced Accounts 50% (see clause (d) of “Eligible Account”)

(d)
Concentration limit: 25% in the aggregate for all the Borrowers, other than with respect to High Credit Accounts, as to which the concentration limit will be set by the Agent on a customer by customer basis (see clause (m) of “Eligible Account”)

10.           Guarantor(s):

Parent
Linear Logics
Winhire

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Validity Guarantor:

Giri

11.	Maturity Date:

Revolving Loan Maturity Date:  July 1, 2019; provided, however, that the Revolving Loan Maturity Date will extend and renew automatically for successive one-year terms on each anniversary of the initial Revolving Loan Maturity Date (each an “Anniversary Date”) thereafter, unless not less than sixty (60) days prior to any such Anniversary Date, written notice of non-renewal is given by either party to the other, in which case the Revolving Loan Maturity Date will be such next Anniversary Date .

Term Loan Maturity Date: The earliest of (a) the date following acceleration of the Term Loan and/or the Revolving Loans; (b) the Revolving Loan Maturity Date, or (c) July 1, 2019.

12.	Maximum Facility Amount

$10,000,000.00

13.	Maximum Revolver Amount

$8,000,000.00

14.	Maximum LC Obligation

$200,000.00

15.	Term Loan Amount

$2,000,000.00

16.	Fees

(a)
Letter of Credit Fee.  The Borrower shall pay to Agent, for the ratable benefit of the Lenders, (i) for Letters of Credit, the sum of 2.0% per annum based on the average amount of the LC Obligations, payable monthly, in arrears, on the first Business Day of the following month; and (ii) all normal and customary charges associated with the issuance, amending, negotiating, processing and administration of Letters of Credit, on demand.

(b)
Termination Fee.  If the Borrowers shall terminate this Agreement for any reason or the Obligations hereunder shall be accelerated, in each case prior to the Revolving Loan Maturity Date, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, an early termination fee in the amount equal to the product of the Required Percentage and the Maximum Revolver Amount. For purposes hereof, the “Required Percentage” means (i) one and one-half percent (1.5%) if this Agreement terminates at any time on or before the first anniversary hereof,  and (ii) one percent (1.0%) if this Agreement terminates at any time after the first anniversary hereof, but on or before the second anniversary hereof.

(c)
Overadvance Fee.  If at any time an Overadvance exists, the Borrowers shall pay to the Agent, for the ratable benefit of the Lenders, a fee in an amount equal to one and one-half percent (1.5%) of the highest Overadvance Amount during each month the Overadvance remains outstanding.  The payment of such fee shall not limit the obligations of the Borrowers or any of the Agent’s or any Lender’s rights or remedies hereunder or under the Loan Documents or otherwise.

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(d)
Unused Revolver Commitment Fee.   The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, monthly in arrears on the first Business Day of each month after the Closing, an unused revolver commitment fee in an amount equal to the product of (1) one-half of one percent (0.5%) of the excess of  (A) the aggregate Revolver Commitments of the Lenders over (B) the average daily Revolver Usage during such month and (2) a fraction the numerator of which is the actual number of days in such month and the denominator of which is 360.

(e)	Fee Letter. The Borrowers shall pay to Agent, for Agent’s own account, the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

17.	Reporting

The Borrowers will furnish to Agent (and if so requested by the Agent, with copies for each Lender):

(a)
as soon as available to Parent, but in any event within 95 days after the close of each fiscal year, (i) the audited consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of income, stockholders’ or owners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by RAM Associates, CPA’s or other independent certified public accountants of recognized standing selected by the Borrowers and reasonably acceptable to the Agent (“Specified Accountants”), together with their report thereon stating without qualification as to audit scope or otherwise that such financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)
as soon as available to Parent, but in any event within 50 days after the end of each calendar month, the consolidated and consolidating balance sheet of Parent and its Subsidiaries and related statements of income, stockholders’ or owners’ equity and cash flows as of the end of and for each such month and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)
concurrently with any delivery of financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of Parent substantially in the form of Exhibit C to the Agreement (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 18 of this Annex 2 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.12 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)
concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)
(A) on Thursday of each week, effective as of Friday of the preceding week and, at any time upon the request of the Agent, prepared separately for each Borrower, (i) a Borrowing Base Certificate, and (ii) an accounts receivable aging report (from the invoice date) in the form of Schedule I to the Borrowing Base Certificate, (iii) a cash receipts report, (iv) a schedule of invoices from the prior week, and (v) unless such Borrower employs a third-party payroll services provider acceptable to the Agent to process its payroll, a copy of the payroll register; and (B) on Monday of each week, effective as of Friday of the second preceding week and, at any time upon the request of the Agent, prepared separately for each Borrower, a copy of each Borrower’s weekly system generated operations report evidencing State and Federal tax payments and workers’ compensation payments;

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(f)
within fifteen (15) days after the last day of each month, prepared separately for each Borrower (i) an accounts payable aging report as of the last day of such month in the form of Schedule II to the Borrowing Base Certificate, (ii) unless such Borrower employs a third-party payroll services provider acceptable to the Agent to process its payroll, (A) a copy of the payroll register and (B) an employment tax reconciliation report in form satisfactory to the Agent, (iii) evidence of the payment of applicable workers compensation premiums, and (iv) month-end accounts receivable aging report (from the invoice date), together with a summary accounts receivable roll-forward from the end of the preceding month;

(g)
throughout the term of this Agreement, each Borrower shall (i) as requested by the Agent from time to time, execute and deliver (and file with the Internal Revenue Service, as appropriate) such documents (including, without limitation, IRS Form 8821), as may be necessary or appropriate to appoint Tax Guard, Inc. as a Person authorized to inspect and/or receive confidential tax information with respect to each of the Borrowers’ income taxes, payroll taxes, unemployment taxes and other similar taxes and related penalties and assessments as from time to time requested by the Agent and (ii) cooperate with and enable the Agent to review, access and monitor employment and other tax related matters of the Borrowers, as they relate to the payroll, income and other taxes incident to the business of each Borrower; and (iii) and does hereby authorize and direct Tax Guard to provide all information obtained or obtainable pursuant to clause (i) above, to the Agent;

(h)
as soon as available, but not later than five (5) Business Days after the filing of same with the Internal Revenue Service or analogous state Governmental Authority, a copy of the federal and state income tax returns of each Entity Loan Party for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service or such analogous state Governmental Authority and, in the event such Entity Loan Party shall file an application for extension of the time to file an income tax return with respect to any such tax return, the Entity Loan Parties agree to furnish to the Agent a copy of same, not later than five (5) days after such application for an extension is filed;

(i)
promptly after the filing thereof, copies of all federal and state employment and unemployment tax returns, workers’ compensation reports, and such additional information and reports, in form satisfactory to the Agent, as the Agent may from time to time request with respect to the foregoing, including without limitation copies of quarterly federal 941’s and 940 annual returns, with proof of payment for/from the Borrowers’ third party payroll services provider(s), if any;

(j)	as soon as available to any Entity Loan Party, but in any event within fifteen (15) days after receipt by it, a copy of any “management letter” provided to it by its accountants;

(k)
promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of the Loan Documents, as the Agent may reasonably request;

(l)
as soon as available, but in any event not later than sixty (60) days prior to the end of Parent’s fiscal year, copies of Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of such Borrower during the period covered thereby; and

(m)
if and when filed or delivered by Parent, (a) Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (b) any other filings made by Parent (or any other Entity Loan Party) with the U.S. Securities and Exchange Commission, and (c) any other information that is provided by Parent and its Subsidiaries to their shareholders generally, provided that, if any of the foregoing are filed on the EDGAR system, delivery of a copy thereof will not be required if written notice (including by email or other electronic media) of such filing is given to and received by Agent concurrently with such filing.

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18.	Financial Covenants

Financial Covenants.  The Borrowers will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this Annex.

Definitions.  The following definitions shall apply to this Section 18 of this Annex:

“Capital Expenditures” shall mean for any fiscal period, the aggregate of all expenditures made by Parent and its Subsidiaries, including that portion of Capital Leases attributable to that fiscal period, made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions.

“Capital Lease” shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Interest Expense” shall mean, for any fiscal period, Interest Expense for such fiscal period, excluding any amount not payable in cash.

“Earnings” shall mean net income as defined under GAAP.

“EBITDA” shall mean, for any fiscal period, Earnings of Parent and its Subsidiaries from continuing operations before payment of federal, state and local income taxes, plus Interest Expense, depreciation, amortization and other non-cash charges, to the extent deducted or added in computing Earnings, adjusted for any Permitted EBITDA Add-back, if applicable, but without giving effect to any other adjustment or extraordinary items, in each case for such fiscal period.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (a) the sum of (i) EBITDA for such fiscal period then ending, minus (ii) unfinanced Capital Expenditures made during such fiscal period to (b) Fixed Charges for such fiscal period.

“Fixed Charges” shall mean, for any fiscal period, the sum, without duplication, of the amounts determined for Parent and its Subsidiaries equal to (i) Cash Interest Expense, (ii) scheduled payments of principal on Total Debt, (iii) taxes and Restricted Payments and (iv) payments made on account of earn-out or other contingent, adjusted or additional purchase price pursuant to acquisition agreements to which Parent or any of its Subsidiaries is a party made in cash during such fiscal period.

“Funded Debt” shall mean, as of the date of determination thereof, Total Debt which by its terms (without regard for any provision for the acceleration or prepayment thereof) matures on a date on or after the first anniversary of the date of determination, but excluding, if and to the extent included in the determination thereof, any amounts payable on account of earn-out or other contingent, adjusted or additional purchase price pursuant to acquisition agreements to which Parent or any of its Subsidiaries is a party.

 “Indebtedness” shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of Property or services, and all obligations under leases which are or should be recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of Property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers’ acceptance; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.

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 “Interest Expense” shall mean, for any fiscal period, the sum of total interest expense (including that portion attributable to Capital Leases and capitalized interest) with respect to all outstanding Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging, swap or similar agreements.

 “Permitted EBITDA Add-Back” shall mean, for any fiscal period, an amount equal to the sum, without duplication and if and only to the extent included in the determination of EBITDA, of (a) the reasonable fees, expenses and other transaction costs (acceptable to the Agent in its discretion) incurred by Parent and its Subsidiaries during such period in connection with a Permitted Acquisition and actually paid within 90 days after the closing of the Loans, plus (b) Restructuring Expense plus (c)  the aggregate amount of any non-cash intangible asset impairment expenses incurred by the Parent and its Subsidiaries during such period associated with a Permitted Acquisition, to the extent recognized in accordance with GAAP, in an aggregate amount not exceeding $2,000,000 for such period.

“Restructuring Expense” shall mean all restructuring, consolidation, severance, shut down, Property disposition, relocation, appraisal, attorneys’ and other professional’s fees and expenses and other costs reasonably incurred (and acceptable to the Agent in its discretion) after the closing of a Permitted Acquisition and in connection with the transition and integration of [Redacted] that are paid or accrued by Parent or a Subsidiary on or before December 31, 2016.

 “Senior Indebtedness” shall mean, as of the date of determination thereof, any amount of Indebtedness of Parent and its Subsidiaries owing to the Agent and any Lender (and/or any other lender approved by the Agent in writing in its sole discretion).

 “Total Debt” shall mean, as at any date of determination, the aggregate stated consolidated balance sheet amount of all Indebtedness (as such term is defined in this Annex 2) of Parent and its Subsidiaries.

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(a)	Capital Expenditures. The Borrowers shall not permit aggregate Capital Expenditures to exceed $150,000 in any fiscal year.

(b)
Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending December 31, 2016, and continuing on the last day of each succeeding fiscal quarter thereafter, the Borrowers shall not permit the Fixed Charge Coverage Ratio for the four (4) fiscal quarters ending on such date to be less than 2.00 to 1.00.

(c)
Funded Debt to EBITDA Ratio.  Commencing with the fiscal quarter ending December 31, 2016, and continuing on the last day of each succeeding fiscal quarter thereafter, the Borrowers shall not permit the ratio of Funded Debt on such date to EBITDA for the four (4) fiscal quarters then ended to exceed 3.50 to 1.00.

(d)
Senior Debt to EBITDA Ratio.  Commencing with the fiscal quarter ending December 31, 2016, and continuing on the last day of each succeeding fiscal quarter thereafter, the Borrowers shall not permit the ratio of Senior Indebtedness on such date to EBITDA for the four (4) fiscal quarters then ended to exceed 2.90 to 1.00.

19.     Conditions Precedent to a Permitted Acquisition

A Permitted Acquisition shall be subject to the satisfaction, in the Agent’s discretion, of the following terms and conditions:

(a)           No Default or Event of Default has occurred and is continuing or would occur as a result of the closing of the Permitted Acquisition;

(b)           Agent shall have received at least twenty-one (21) days prior to the proposed or expected date of execution of the definitive acquisition agreements relating thereto, written notice of the Permitted Acquisition setting forth therein in reasonable detail the proposed terms and conditions of the Permitted Acquisition and an estimate of the funds expected to be drawn under the Revolving Loan to be applied to the purchase price and related costs of the Permitted Acquisition;

(c)           Agent shall have received a copy of the definitive acquisition agreement, together with any additional agreements, instruments or other definitive acquisition documents related thereto, in substantially final execution form at least five (5) Business Days prior to the proposed date of execution, all of which shall be in form and substance acceptable to Agent;

(d)           Agent shall have conducted and received the report of a field examination of  the Person that is the subject of the Permitted Acquisition (and, in the case of [Redacted], an updated field examination report), and the results thereof shall be acceptable to Agent;

(e)           Agent shall have received a statement, including all relevant assumptions and calculations, showing that, after giving effect to the Permitted Acquisition, the Entity Loan Parties (including any Person that is the subject of the Permitted Acquisition) shall be in compliance with the conditions, covenants and other obligations applicable to them, including, on a pro forma basis, with the financial covenants set forth in Section 18 of this Annex 2 as of the most recently ended reporting date and for the period then ended;

(f)           Agent shall have determined that all the conditions precedent, including the receipt of any required consent or approval of any Managing Person of the Person that is the subject of the Permitted Acquisition or any other party to the Permitted Acquisition, Governmental Authority or other third party, shall have been satisfied;

(g)           concurrently with the closing of the Permitted Acquisition, (1) [Redacted] shall become a Borrower (and cross-guarantor) and any other Person that is the subject of the Permitted Acquisition shall become either a Borrower (and cross-guarantor) or Guarantor under the Loan Agreement, as the Agent may determine upon request of Parent, and (2) grant to Agent for the ratable benefit of the Lenders a first priority perfected Lien on its Property, subject only to the exceptions expressly provided in the Agreement, and for this purpose, shall execute and deliver a joinder agreement and such other collateral and ancillary agreements, instruments and other documents (including an opinion of Borrowers’ counsel covering such matters applicable to [Redacted] as are covered in the opinion of counsel required under clause (viii) of Section 3 of this Annex 2 as Agent may require;
p

(h)           all the representations and warranties of the Borrowers, including [Redacted], set forth in the Agreement shall be, and continue to be, true and correct as of the closing date of the Permitted Acquisition; and

(i)           as to any Permitted Acquisition, other than the [Redacted] Acquisition, such other conditions as Agent may require.

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